Filed Pursuant to Rule 424(b)(2)
Registration No. 333-248253

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
1.375% Notes due 2025	US$300,000,000	99.928%	US$299,784,000	US$38,911.96
2.000% Notes due 2030	US$500,000,000	99.595%	US$497,975,000	US$64,637.16

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Prospectus Supplement

(To Prospectus dated August 24, 2020)

US$800,000,000

Tencent Music Entertainment Group

US$300,000,000 1.375% Notes due 2025

US$500,000,000 2.000% Notes due 2030

We are offering US$300,000,000 of our 1.375% notes due 2025 (the “2025 Notes”) and US$500,000,000 of our 2.000% notes due 2030 (the “2030 Notes”, together with the 2025 Notes, the “Notes”). The 2025 Notes will mature on September 3, 2025 and the 2030 Notes will mature on September 3, 2030. Interest on the Notes will accrue from September 3, 2020 and be payable on March 3 and September 3 of each year, beginning on March 3, 2021.

We may at our option redeem the Notes at any time prior to August 3, 2025 for the 2025 Notes and prior to June 3, 2030 for the 2030 Notes, in whole or in part, in each case, at a price equal to the greater of 100% of the principal amount of such Notes to be redeemed and the make-whole amount plus accrued and unpaid interest, if any, to (but not including) the redemption date. In addition, we may at our option redeem the Notes at any time on or after August 3, 2025 for the 2025 Notes and on or after June 3, 2030 for the 2030 Notes, in whole or in part, in each case, at a price equal to 100% of the principal amount of such Notes to be redeemed plus accrued and unpaid interest, if any, to (but not including) the redemption date.

We may also redeem the Notes at any time upon the occurrence of certain tax events. Upon the occurrence of a triggering event, we must make an offer to repurchase all Notes outstanding at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to (but not including) the date of repurchase. For a more detailed description of the Notes, see “Description of the Notes” in this prospectus supplement.

The Notes are our senior unsecured obligations and will rank senior in right of payment to all of our existing and future obligations expressly subordinated in right of payment to the Notes; rank at least equal in right of payment with all of our existing and future unsecured unsubordinated obligations (subject to any priority rights pursuant to applicable law); be effectively subordinated to all of our existing and future secured obligations, to the extent of the value of the assets serving as security therefor; and be structurally subordinated to all existing and future obligations and other liabilities of our subsidiaries and consolidated affiliated entities

See “Risk Factors” beginning on page S-14 for a discussion of certain risks that should be considered in connection with an investment in the Notes.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)		Underwriting Discounts		Proceeds to Tencent Music Entertainment Group(1)
Per 2025 Notes		99.928%		0.320%		99.608%
Total	US$	299,784,000	US$	960,000	US$	298,824,000
Per 2030 Notes		99.595%		0.320%		99.275%
Total	US$	497,975,000	US$	1,600,000	US$	496,375,000

(1)	Plus accrued interest, if any, from September 3, 2020.

Application has been made to The Stock Exchange of Hong Kong Limited (the “SEHK”) for the listing of the Notes by way of debt issues to professional investors (as defined in Chapter 37 of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited and in the Securities and Futures Ordinance (Cap. 571) of Hong Kong) (together, “Professional Investors”) only. This document is for distribution to Professional Investors only. Investors should not purchase the Notes in the primary or secondary markets unless they are Professional Investors and understand the risks involved. The Notes are only suitable for Professional Investors.

SEHK has not reviewed the contents of this document, other than to ensure that the prescribed form disclaimer and responsibility statements, and a statement limiting distribution of this document to Professional Investors only have been reproduced in this document. Listing of the Notes on SEHK is not to be taken as an indication of the commercial merits or credit quality of the Notes or the Company, or quality of disclosure in this document. Hong Kong Exchanges and Clearing Limited and SEHK take no responsibility for the contents of this document, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this document.

This document includes particulars given in compliance with the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited for the purpose of giving information with regard to the Company and the Notes. The Company accepts full responsibility for the accuracy of the information contained in this document and confirms, having made all reasonable enquiries, that to the best of its knowledge and belief there are no other facts the omission of which would make any statement herein misleading.

We expect to deliver the Notes to investors through the book-entry delivery system of The Depository Trust Company and its direct participants, including Euroclear Bank SA/NV (“Euroclear”), and Clearstream Banking S.A. (“Clearstream”), on or about September 3, 2020, which is the fifth business day following the date of this prospectus supplement. Purchasers of the Notes should note that trading of the Notes may be affected by this settlement date.

Joint Bookrunners and Joint Lead Managers

BofA Securities	J.P. Morgan	Goldman Sachs (Asia) L.L.C.	Morgan Stanley

Joint Lead Managers

Bank of China (Hong Kong)	Credit Suisse	Deutsche Bank	HSBC	Mizuho Securities

The date of this prospectus supplement is August 26, 2020.

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of each of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

Section 309B(1) Notification-In connection with Section 309B of the Securities and Futures Act, Chapter 389 of Singapore, as modified or amended from time to time (the “SFA”) and the Securities and Futures (Capital Markets Products) Regulations 2018 (the “CMP Regulations 2018), we have determined, and hereby notify all persons (including relevant persons (as defined in Section 309A(1) of the SFA)) that the Notes are prescribed capital markets products (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Hong Kong

You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice. The Notes are only available in Hong Kong or to persons resident in Hong Kong who are (a) “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) acquiring the Notes in circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. Each purchaser of the Notes in the United States who is a resident of Hong Kong, by accepting delivery of this prospectus supplement and the accompanying prospectus, will be deemed to have represented, agreed and acknowledged that (a) it is a “professional investor” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) it is acquiring the Notes in circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance.

No advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or had in possession for the purposes of issue or will be issued or had in possession for the purposes of issue, whether in Hong Kong or elsewhere, other than with respect to Notes which are or are intended to be disposed of only to persons outside of Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of the Notes. The second part, the base prospectus, presents more general information. The base prospectus was included in the registration statement on Form F-3 (File No. 333-248253) that we filed with the SEC on August 24, 2020 and has been updated since that time with additional information that is incorporated by reference. Generally, when we refer only to the “prospectus,” we are referring to both parts combined, and when we refer to the “accompanying prospectus,” we are referring to the base prospectus as updated through incorporation by reference.

If the description of the offering of the Notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisors for legal, tax, business, financial and related advice regarding the purchase of any of the Notes offered by this prospectus supplement.

In this prospectus supplement, unless otherwise indicated or unless the context otherwise requires,

•	“ADSs” refers to the American depositary shares, each representing two Class A ordinary shares;

•	“China” or the “PRC” refers to the People’s Republic of China, excluding, for the purposes of this prospectus only, Hong Kong, Macau and Taiwan;

•	“Group” refers to our company, its subsidiaries, its controlled structured entities (“Variable interest entities”, or “VIE”) and their subsidiaries (“Subsidiaries of VIEs”);

•	“HK$” or “Hong Kong dollars” refers to the legal currency of the Hong Kong SAR;

•	“IFRS” refers to International Financial Reporting Standards as issued by the International Accounting Standards Board;

•

“monthly ARPPU” of each of our online music services and social entertainment services for any given period refers to the monthly average of (i) the revenues of the respective services for that period divided by (ii) the number of paying users of the respective services for that period;

•	“ordinary shares” refer to our Class A and Class B ordinary shares, par value US$0.000083 per share;

•	“paying ratio” for a given period is measured by the number of paying users as a percentage of the mobile MAUs for that period;

•

“paying users” for our online music services (i) for any given quarter refers to the average of the number of users whose subscription packages remain active as of the last day of each month of that quarter; and (ii) for any given year refers to the average of the total number of paying users of the four quarters in that year. The number of paying users for our online music services for any given period excludes the number of users who only purchase digital music singles and albums during such period because these purchasing patterns tend to reflect specific releases, which may fluctuate from period to period;

•

“paying users” for our social entertainment services (i) for any given quarter refers to the average of the number of paying users for each month in that quarter; (ii) for any given year refers to the average of the total number of paying users of the four quarters in that year. The number of paying users of our social entertainment services for a given month refers to the number of users who contribute revenues to our social entertainment services (primarily through purchases of virtual gifts or premium memberships) during that month;

•	“RMB” refers to the legal currency of China;

•	“Tencent” refers to Tencent Holdings Limited, our controlling shareholder;

•	“US$,” “dollars” or “U.S. dollars” refers to the legal currency of the United States; and

•

“we,” “us,” “our company,” and “our” refer to Tencent Music Entertainment Group (or, where the context requires, its predecessor), its subsidiaries and, in the context of describing our operations and consolidated financial information, its VIEs.

•	with respect to MAU data used in this prospectus:

•

“mobile MAUs” or “PC MAUs” for a given month (i) with respect to each of our products (except WeSing) is measured as the number of unique mobile or PC devices, as the case may be, through which such product is accessed at least once in that month; and (ii) with respect to WeSing, is measured as the number of user accounts through which WeSing is accessed at least once in that month;

•	“mobile MAUs” for a given period refers to the monthly average of the sum of the mobile MAUs for that period;

•

“online music mobile MAUs” for a given month refers to the sum of mobile MAUs of our music products, namely QQ Music, Kugou Music, and Kuwo Music, for that month; duplicate access of different services by the same device is not eliminated from the calculation;

•

“social entertainment mobile MAUs” for a given month refers to the sum of mobile MAUs that have accessed the social entertainment services offered by (i) WeSing; (ii) Kugou’s Live Streaming services; and (iii) Kuwo’s Live Streaming services; duplicate access of different services by the same user account or device is not eliminated from the calculation;

•	“social entertainment mobile MAUs” for a given period refers to the monthly average of the sum of the social entertainment mobile MAUs for that period; and

•

our MAUs are calculated using internal company data, treating each distinguishable user account or device as a separate MAU even though some users may access our services using more than one user account or device and multiple users may access our services using the same user account or device.

Our reporting currency is the Renminbi. This prospectus supplement also contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus are made at RMB7.0651 to US$1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on June 30, 2020, except that translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi with respect to amounts for the year ended or as of December 31, 2019 are made at RMB6.9618 to US$1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on December 31, 2019. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus supplement could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade.

Unless otherwise stated, all discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

There has been no material adverse change in the financial or trading position of the Company since June 30, 2020.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance with the Exchange Act, we file annual reports and other information with the SEC. Information we file with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov.

This prospectus supplement is part of a registration statement that we filed with the SEC, using a “shelf” registration process under the Securities Act of 1933, as amended, or the Securities Act, relating to the securities to be offered. This prospectus supplement does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to Tencent Music Entertainment Group and the Notes, reference is hereby made to the registration statement and the prospectus contained therein. The registration statement, including the exhibits thereto, may be inspected on the SEC’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with or submit to the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of the accompanying prospectus. Information that we file with or submit to the SEC in the future and incorporate by reference will automatically update and supersede the previously filed information. See “Incorporation of Certain Documents by Reference” in the accompanying prospectus for more information. All of the documents incorporated by reference are available at www.sec.gov under Tencent Music Entertainment Group, CIK number  0001744676.

Our annual report on Form 20-F for the fiscal year ended December 31, 2019 filed with the SEC on March  25, 2020, or our 2019 Form 20-F, and our current report on Form 6-K we furnished to the SEC on August 24, 2020, are incorporated by reference into the accompanying prospectus.

As you read the documents incorporated by reference, you may find inconsistencies in information from one document to another. If you find inconsistencies, you should rely on the statements made in the most recent document.

We will provide a copy of any or all of the information that has been incorporated by reference into the accompanying prospectus, upon written or oral request, to any person, including any beneficial owner of the Notes, to whom a copy of this prospectus supplement is delivered, at no cost to such person. You may make such a request by writing or telephoning us at the following mailing address or telephone number:

Tencent Music Entertainment Group

17/F, Matsunichi Building, Kejizhongyi Road

Midwest District of Hi-tech Park

Nanshan District, Shenzhen, 518057

the People’s Republic of China

+86-755-8601-3388

Attention: Investor Relations

EUROPEAN ECONOMIC AREA CONSIDERATIONS

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II (as defined herein); (ii) a customer within the meaning of Directive (EU) 2016/97/EU (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPS Regulation.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategies and financial needs. These forward-looking statements include, but are not limited to, statements about:

•	our growth strategies;

•	our future business development, financial condition and results of operations;

•	our ability to retain, grow and engage our user base and expand our music entertainment content offering;

•	our ability to retain and grow our paying users and drive their spending on our services;

•	expected changes in our revenues, content-related costs and operating margins;

•	our ability to retain key personnel and attract new talent;

•	competition landscape in China’s online music entertainment industry;

•	general economic, political, demographic and business conditions in China and globally; and

•	the regulatory environment in which we operate.

We would like to caution you not to place undue reliance on these forward-looking statements and you should read these statements in conjunction with the risk factors disclosed herein. Other sections of this prospectus supplement include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements. We do not undertake any obligation to update or revise the forward-looking statements except as required under applicable law. You should read this prospectus supplement and the documents that we reference in this prospectus supplement completely and with the understanding that our actual future results may be materially different from what we expect.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information presented in greater detail elsewhere. This summary is not complete and does not contain all the information you should consider before investing in the Notes. You should carefully read the entire prospectus before investing, including “Risk Factors,” and including the documents incorporated by reference. See “Incorporation of Certain Documents by Reference.” Our 2019 Form 20-F, which contains our audited consolidated financial statements as of December 31, 2017, 2018 and 2019 and for the three years ended December 31, 2019, and our current report on Form 6-K furnished to the SEC on August 24, 2020, which contains our unaudited interim condensed consolidated financial statements as of June 30, 2020 and for the six months ended June 30, 2019 and 2020, are incorporated by reference.

Our Mission

Our mission is to use technology to elevate the role of music in people’s lives, by enabling them to create, enjoy, share and interact with music.

Overview

We are pioneering the way people enjoy online music and music-centric social entertainment services.

We are the largest online music entertainment platform in China, operating four out of the top five music mobile apps in terms of mobile MAUs in the second quarter of 2020. Our platform comprises online music, online karaoke and music-centric live streaming products, supported by our content offerings, technology and data.

Our platform is an all-in-one music entertainment destination that allows users to seamlessly engage with music in many ways, including discovering, listening, singing, watching, performing and socializing, as illustrated in the diagram below. On our platform, social interactions such as sharing, liking, commenting, following and virtual gifting, are deeply integrated in our products and highly complementary to the core music experience, thereby enhancing our user experience, engagement and retention. As a result, we have built our platform into not just a music streaming platform, but a broad community for music fans to discover, listen, sing, watch, perform and socialize

Just as we value our users, we also respect those who create music. This is why we champion copyright protection—because unless content creators are rewarded for their creative work, there won’t be a sustainable music entertainment industry in the long run. Our scale, technology and commitment to copyright protection make us a partner of choice for artists and content owners.

We offer a comprehensive suite of music entertainment products to let users engage interactively with music by discovering, listening, singing, watching, performing and socializing.

•

Our online music services, QQ Music, Kugou Music and Kuwo Music, enable users to discover and listen to music in personalized ways. We provide a broad range of features for music discovery, including music search and recommendations, music ranking charts, playlists, official music accounts and digital releases. We also offer comprehensive music-related video content including music videos, live performances and short videos.

•

Our online karaoke social community, primarily WeSing, enables users to have fun by singing and interacting with friends, with most activities taking place between users already connected on Weixin/ WeChat or QQ. Each day, millions of users come to our platform to share what they have sung and to discover their friends’ performances. They can also sing duets with celebrities or other users, have a karaoke party in our virtual singing rooms, challenge each other in online sing-offs and request songs for artists or other users to sing live. WeSing continued to be the largest online singing social networks in China, where it allows users to share their singing performances with friends and discover songs that others have sung through a timeline feature similar to Weixin/WeChat Moments. We also recently launched Kugou Changchang, an online karaoke app under the Kugou brand, designed to further integrate interactive online singing experience with our online music streaming services.

•

Our music-centric live streaming services, primarily Kugou Live and Kuwo Live, provide an interactive online stage for performers and users to showcase their talent and engage with those who are interested in their performance.

We have worked tirelessly to build a vibrant and fast-growing music platform with the following elements:

•

Users. We have a massive user base covering the largest music fan base in China with a full spectrum of user demographics, with 651 million online music mobile MAUs and 236 million social entertainment mobile MAUs in the second quarter of 2020. Our users are highly engaged, with each user on average spending over 70 minutes per day on our platform in the second quarter of 2020.

•

Products. We develop and operate a portfolio of products that are engaging, social and fun. Our products allow users to discover and listen to music, sing and perform, as well as watch music videos and live music performances in a seamless and immersive way. With different music entertainment services fully integrated into one platform, users don’t just listen to music on our platform—after listening to a song, they may be inspired to sing that song and share the performance with friends or want to watch a live performance of the same song by a popular live streaming performer.

•

Content. We have China’s largest music content library with over 40 million tracks from more than 400 domestic and international music labels as of June 30, 2020. We offer music content in recorded and live, audio and video formats of music videos, concerts and music shows, as well as an increasing range of other formats including short videos, variety shows, original soundtracks for games, films and TV shows, podcasts and audiobooks. In addition, hundreds of millions of users have shared their singing, short videos, live streaming of music performances, comments and music-related articles on our platform. Our content library also hosts a wide range of long-form audio content, including audiobooks, podcast and talk shows. As part of our effort to explore new opportunities to better serve our users, we launched innovative online concert brand TME Live to integrate offline concert with online live-streaming experience.

•

Data and technology. The scale and engagement of our user base generate extensive data which enables us to develop innovative products that best cater to user preferences by utilizing deep learning and datamining and enhance user experience. We have also developed technology that can monitor and protect copyrighted music, which empowers our artists and content partners to promote their music and protect their creative work.

•

Monetization. We have innovative and multi-faceted monetization models that mainly include subscriptions, sales of digital music, virtual gifts and premium memberships. They are seamlessly integrated with our products and services in a way that enhances user experience. Our strong monetization capability supports our long-term investments in content, technology and products. It also allows us to attract more content creators and transform China’s music entertainment industry. The number of our online music paying users grew significantly from 31.0 million in the second quarter of 2019 to 47.1 million in the second quarter of 2020, with a paying ratio of 7.2% in the second quarter of 2020. The number of our social entertainment paying users grew from 11.2 million in the second quarter of 2019 to 12.5 million in the second quarter of 2020.

•

Significant synergies with Tencent. We benefit from unique access to Tencent’s massive user base, representing China’s largest online social community. The integration between Tencent’s products and our platform enables us to deliver a superior user experience and increase user engagement. For example, the music module embedded in the QQ mobile app allows QQ users to seamlessly access QQ

Music. WeSing users can enjoy the recorded performances of their QQ friends and interact with them on our platform. We also benefit from the opportunities to collaborate with other platforms in Tencent’s content ecosystem. For example, in 2019 we collaborated with Tencent Games in the production of the original soundtrack for Honour of Kings, one of the most popular online games in China.

We have achieved growth and profitability at scale. For the six months ended June 30, 2020, our revenue reached RMB13,243 million (US$1,874 million), as compared to RMB11,634 million in the same period in 2019. For the six months ended June 30, 2019 and 2020, our profit for the period amounted to RMB1,914 million and RMB1,829 million (US$259 million), respectively. Our revenue increased from RMB10,981 million in 2017 to RMB18,985 million in 2018, and further to RMB25,434 million (US$3,653 million) in 2019. In 2017, 2018 and 2019, we reported profit for the year of RMB1,319 million, RMB1,832 million and RMB3,977 million (US$571 million), respectively, and recorded adjusted profit for the year of RMB1,904 million, RMB4,174 million and RMB4,903 million (US$704 million), respectively.

Our Brands and Products

We have four major product brands—QQ Music, Kugou, Kuwo and WeSing—through which we provide online music and music-centric social entertainment services to address the diverse music entertainment needs of music audiences in China.

Our products provide users with access to a comprehensive suite of service offerings, allowing them to listen, sing, watch and share music in a number of different ways and in a variety of settings. These services are fully integrated into our platform to give users a comprehensive music entertainment experience. Users can access these products through both mobile and PC as well as through in-car and smart, in-home entertainment systems.

Social interactions are deeply integrated in our products and highly complementary to the core music experience. Moreover, they help generate a strong network effect across our platform that enhances our user experience, engagement and retention. As a result, we are able to encourage music listeners to become singers and performers, and vice versa. As an illustration, a user who listens to a song on QQ Music frequently sings the same song on WeSing and shares the performance with friends on Weixin/WeChat or QQ, which in turn attracts their friends to download the WeSing app.

From a content perspective, QQ Music, Kugou Music and Kuwo Music are substantially integrated as they share access to all the tracks that we license from music labels. While QQ Music, Kugou Music and Kuwo Music are focused on different user segments with a low user overlap among themselves, we have a higher degree of user overlap between our online music services and social entertainment services as a result of the complementary nature of our products that attracts users from our online music services to our social entertainment services. We also adopt a holistic approach to operating our online music services and social entertainment services.

Corporate Information

Our principal executive offices are located at 17/F, Matsunichi Building, Kejizhongyi Road, Midwest District of Hi-tech Park, Nanshan District, Shenzhen, 518057, the People’s Republic of China. Our telephone number at this address is +86 755 8601 3388. We have appointed Cogency Global Inc., located at 10 E. 40th Street, 10th Floor, New York, NY 10016, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States in connection with an offering of securities registered by the registration statement of which this prospectus is a part.

Additional information with respect to our company is included in the documents incorporated by reference in this prospectus, including (i) our annual report on Form 20-F for the fiscal year ended December 31, 2019 filed with the SEC on March 25, 2020 (File No. 001-38751) and (ii) our current report on Form 6-K furnished to the SEC on August 24, 2020 (File No. 001- 38751). See “Incorporation of Certain Documents by Reference” in this prospectus.

The Offering

The summary below describes the principal terms of the Notes. Certain of the terms described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus supplement and the “Description of Debt Securities” section of the accompanying prospectus contain a more detailed description of the terms of the Notes.

Issuer	Tencent Music Entertainment Group.

Notes Offered	US$300,000,000 aggregate principal amount of 1.375% notes due 2025 (the “2025 Notes”) and US$500,000,000 aggregate principal amount of 2.000% notes due 2030 (the “2030 Notes,” together with the 2025 Notes, the “Notes”).

Maturity Dates	The 2025 Notes will mature on September 3, 2025 and the 2030 Notes will mature on September 3, 2030.

Interest Rates	The 2025 Notes will bear interest at a rate of 1.375% per year and the 2030 Notes will bear interest at a rate of 2.000% per year.

Interest Payment Dates	March 3 and September 3, beginning on March 3, 2021. Interest will accrue from September 3, 2020.

Optional Redemption	We may at our option redeem the 2025 Notes at any time prior to August 3, 2025, and the 2030 Notes at any time prior to June 3, 2030, in each case, in whole or in part, at a price equal to the greater of 100% of the principal amount of the Notes to be redeemed and the make whole amount plus, in each case, accrued and unpaid interest on the Notes to be redeemed, if any, to (but not including) the applicable redemption date. See “Description of the Notes—Optional Redemption.”

In addition, we may at our option redeem the 2025 Notes at any time from or after August 3, 2025, and the 2030 Notes at any time from or after June 3, 2030, in each case, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus, in each case, accrued and unpaid interest on the Notes to be redeemed, if any, to (but not including) the applicable redemption date. See “Description of the Notes—Optional Redemption.”

Repurchase Upon Triggering Event	Upon the occurrence of a Triggering Event (as defined in “Description of the Notes”), we must make an offer to repurchase all Notes outstanding at a purchase price equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, to (but not including) the date of repurchase. See “Description of the Notes—Repurchase Upon Triggering Event.”

Ranking	The Notes will be our senior unsecured obligations and will:

•	rank senior in right of payment to all of our existing and future obligations expressly subordinated in right of payment to the Notes;

•	rank at least equal in right of payment with all of our existing and future unsecured unsubordinated obligations (subject to any priority rights pursuant to applicable law);

•	be effectively subordinated to all of our existing and future secured obligations, to the extent of the value of the assets serving as security therefor; and

•	be structurally subordinated to all existing and future obligations and other liabilities of our subsidiaries and consolidated affiliated entities.

Covenants	We will issue the Notes under an indenture with The Bank of New York Mellon, as trustee. The indenture will, among other things, limit our ability to incur liens and consolidate, merge, or sell all or substantially all of our assets.

These covenants will be subject to a number of important exceptions and qualifications and the Notes and the indenture do not otherwise restrict or limit our ability to incur additional indebtedness or enter into transactions with, or to pay dividends or make other payments to, affiliates. For more details, see “Description of the Notes” and “Description of Debt Securities” in the accompanying prospectus.

Payment of Additional Amounts	All payments of principal, premium, and interest made by us in respect of the Notes will be made without withholding or deduction for, or on account of, any present or future Taxes (as defined in “Description of the Notes—Payment of Additional Amounts”) imposed or levied by or within the British Virgin Islands, the Cayman Islands, China, or any jurisdiction where we are otherwise considered by a taxing authority to be a resident for tax purposes (in each case, including any political subdivision or any authority therein or thereof having power to tax), unless such withholding or deduction of such Taxes is required by law. If we are required to make such withholding or deduction, we will pay such additional amounts as will result in receipt by each holder of any Note of such amounts as would have been received by such holder had no such withholding or deduction of such Taxes been required, subject to certain exceptions. See “Description of the Notes—Payment of Additional Amounts.”

Tax Redemption	Each series of the Notes may be redeemed at any time, at our option, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the redemption date in the event we become obligated to pay additional amounts in respect of such Notes as a result of certain changes in tax law. See “Description of Debt Securities—Tax Redemption” in the accompanying prospectus.

Use of Proceeds	We plan to use the net proceeds from this offering for general corporate purposes. See “Use of Proceeds.”

Denominations	The Notes will be issued in minimum denominations of US$200,000 and multiples of US$1,000 in excess thereof.

Form of Notes	We will issue the Notes in the form of one or more fully registered global Notes registered in the name of the nominee of The Depository Trust Company, or DTC. Investors may elect to hold the interests in the global notes through any of DTC, Clearstream, or Euroclear, as described under the heading “Description of the Notes—Book-Entry; Delivery and Form.”

Further Issuances	We may, from time to time, without the consent of the holders of the Notes, create and issue additional Notes having the same terms and conditions as any series of the Notes in all respects (or in all respects except for the issue date, the issue price and the first payment of interest). Additional Notes issued in this manner will be consolidated with the previously outstanding Notes of the relevant series to constitute a single series of Notes of such series. We will not issue any additional Notes with the same CUSIP, ISIN, or other identifying number as any Notes issued hereunder unless the additional Notes are fungible with the outstanding Notes of the relevant series for U.S. federal income tax purposes.

Risk Factors	You should consider carefully all the information set forth or incorporated by reference in this prospectus supplement and the accompanying prospectus, in particular the risk factors set forth under the heading “Risk Factors” beginning on page S-14 of this prospectus supplement and the risk factors set forth in our 2019 Form 20-F, which is incorporated by reference in the accompanying prospectus, before investing in any of the Notes offered hereby.

Listing	The Stock Exchange of Hong Kong Limited.

Governing Law	New York.

Trustee, Registrar, and Paying Agent	The Bank of New York Mellon.

RISK FACTORS

Prospective purchasers of the Notes should carefully consider the risks described below in this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement before deciding to purchase any Notes. Our business, results of operations, financial condition or prospects could be negatively affected if any of these risks occurs, and as a result, the trading price of the Notes could decline and you could lose all or part of your investment.

Risks Relating to the Notes

The Notes will be structurally subordinated to all obligations of our existing and future subsidiaries and consolidated affiliated entities.

The Notes will not be guaranteed by any of our existing or future subsidiaries and consolidated affiliated entities, who together hold substantially all of our operating assets and conduct substantially all of our business. Our subsidiaries and consolidated affiliated entities will have no obligation, contingent or otherwise, to pay amounts due under the Notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The Notes will be structurally subordinated to all indebtedness and other obligations of our subsidiaries and consolidated affiliated entities such that in the event of the insolvency, liquidation, reorganization, dissolution or other winding up of any of our subsidiaries or consolidated affiliated entities, all of that subsidiary’s or consolidated affiliated entity’s creditors (including trade creditors) and any holders of preferred stock would be entitled to payment in full out of that subsidiary’s or consolidated affiliated entity’s assets before any remaining assets would be available to Tencent Music Entertainment Group to make payments due on the Notes.

In addition, the indenture governing the Notes will, subject to some limitations, permit these subsidiaries and consolidated affiliated entities to incur additional obligations and will not contain any limitation on the amount of indebtedness or other liabilities, such as trade payables, that may be incurred by these subsidiaries and consolidated affiliated entities.

The indenture does not restrict the amount of additional debt that we may incur.

The Notes and the indenture under which the Notes will be issued do not limit the amount of unsecured debt that may be incurred by us or our subsidiaries or consolidated affiliated entities, and they permit us and certain of our subsidiaries and consolidated affiliated entities to incur secured debt without equally and ratably securing the Notes under specified circumstances. As of June 30, 2020, we did not have any debt. After the completion of this offering, we and our subsidiaries and consolidated affiliated entities may incur additional debt, including RMB denominated borrowings or debt securities in China. Our and our subsidiaries’ and consolidated affiliated entities’ incurrence of additional debt may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes, a loss in the market value of your Notes and a risk that the credit rating of the Notes is lowered or withdrawn.

The Notes will be effectively subordinated to any of our secured obligations to the extent of the value of the property securing those obligations.

The Notes will not be secured by any of our assets. As a result, the Notes will be effectively subordinated to any of our secured obligations with respect to the assets that secure those obligations. The effect of this subordination is that upon a default in payment on, or the acceleration of, any of our secured obligations, or in the event of our bankruptcy, insolvency, liquidation, dissolution or reorganization, the proceeds from the sale of assets securing our secured obligations will be available to pay obligations on the Notes only after all such secured obligations have been paid in full. As a result, the holders of the Notes may receive less, ratably, than the holders of secured debt in the event of our bankruptcy, insolvency, liquidation, dissolution or reorganization.

We may not be able to repurchase the Notes upon a Triggering Event.

Upon the occurrence of a Triggering Event described in “Description of the Notes—Repurchase Upon Triggering Event,” we will be required to offer to repurchase all outstanding Notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to (but not including) the date of repurchase. The source of funds for any purchase of the Notes would be our available cash or cash generated from our subsidiaries’ or consolidated affiliated entities’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the Notes upon a Triggering Event because we may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a Triggering Event and repay our other indebtedness that may become due. We may require additional financing from third parties to fund any such purchases, and we may be unable to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the Notes may be limited by law.

Holders of the Notes may not be able to determine when a Triggering Event giving rise to their right to have the Notes repurchased has occurred.

The definition of Triggering Event in the indenture that will govern the Notes includes a phrase relating to operating “substantially all” or deriving “substantially all” of the economic benefits from the business operations conducted by the Group. There is no precise established definition of the phrase “substantially all” under New York law. Accordingly, the ability of a holder of the Notes to require us to repurchase its Notes as a result of a Triggering Event may be uncertain.

The terms of the indenture and the Notes provide only limited protection against significant corporate events that could adversely impact your investment in the Notes.

While the indenture and the Notes contain terms intended to provide protection to holders of the Notes upon the occurrence of certain events involving significant corporate transactions, these terms are limited and may not be sufficient to protect your investment in the Notes. Certain important corporate events, such as merger or consolidation, sale of all or substantially all of our assets, liquidation or dissolution and leveraged recapitalizations, would not, under the indenture that will govern the Notes, constitute a Triggering Event that would require us to repurchase the Notes, even though those corporate events could adversely affect our capital structure, credit ratings or the value of the Notes. See “Description of the Notes—Repurchase Upon Triggering Event.”

The indenture for the Notes also does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenue, income, cash flows or liquidity;

•	limit our ability to incur obligations that are equal in right of payment to the Notes;

•

restrict our subsidiaries’ or consolidated affiliated entities’ ability to issue unsecured securities or otherwise incur unsecured obligations that would be senior to our equity interests in our subsidiaries or consolidated affiliated entities and therefore rank effectively senior to the Notes;

•	limit the ability of our subsidiaries or consolidated affiliated entities to service indebtedness;

•	restrict our ability to repurchase or prepay any other of our securities or other obligations;

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our shares or other securities ranking junior to the Notes; or

•	limit our ability to sell, merge or consolidate any of our subsidiaries or consolidated affiliated entities.

As a result of the foregoing, when evaluating the terms of the Notes, you should be aware that the terms of the indenture and the Notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the Notes.

An active trading market for the Notes may not develop, and the trading price of the Notes could be materially and adversely affected.

The Notes are a new issue of securities for which there is currently no trading market. Application has been made for the listing and quotation of the Notes on the SEHK. However, there can be no assurance that we will be able to obtain or maintain that listing or that an active trading market will develop. If no active trading market develops, you may not be able to resell your Notes at their fair market value, or at all. Future trading prices of the Notes will depend on many factors, including prevailing interest rates, our operating results and the market for similar securities. We have been advised that the underwriters intend to make a market in the Notes, but the underwriters are not obligated to do so and may discontinue such market making activity at any time without notice. Therefore there can be no assurance that an active trading market for the Notes will develop or be sustained. If an active trading market for the Notes does not develop or is not maintained, the market price and liquidity of the Notes may be adversely affected. In addition, the Notes may trade at prices that are higher or lower than the price at which the Notes have been issued. The price at which the Notes trade depends on many factors, including:

•	prevailing interest rates and interest rate volatility,

•	our results of operations, financial condition and future prospects,

•	changes in our industry and competition,

•	the market conditions for similar securities, and

•	general economic conditions,

almost all of which are beyond our control. As a result, there can be no assurance that you will be able to resell the Notes at attractive prices or at all.

We may be deemed a PRC “resident enterprise” under PRC tax laws, which could subject interest on the Notes to PRC withholding tax and gains on the sale or other transfer of the Notes to PRC income tax and could, under certain circumstances, permit us to redeem the Notes.

As described in our 2019 Form 20-F, we may be deemed a PRC “resident enterprise” under PRC tax laws. If we are considered a PRC resident enterprise under the PRC Enterprise Income Tax Law, holders of Notes who are non-resident enterprises may be subject to PRC withholding tax on interest or premium (if any) paid by us or PRC income tax on any gains realized from the transfer of Notes, if such income is considered to be derived from sources within the PRC, at a rate of 10%, provided that such non-resident enterprise investor (i) has no establishment or premises in the PRC, or (ii) has an establishment or premises in the PRC but its income derived from the PRC has no real connection with such establishment or premises. Furthermore, if we are considered a PRC resident enterprise and relevant PRC tax authorities consider interest or premium (if any) we pay with respect to the Notes or any gains realized from the transfer of Notes to be income derived from sources within the PRC, such interest or premium (if any) received by non-resident individuals may be subject to PRC withholding tax and such gain realized by non-resident individuals may be subject to PRC individual income tax, in each case at a rate of 20%. Any PRC tax liability on interest, or premium (if any) or gain described above may be reduced under applicable tax treaties. However, it is unclear whether in practice non-resident holders would be able to obtain the benefits of income tax treaties entered into between PRC and their countries. In addition, if we are considered a PRC resident enterprise, interest payable by us to non-resident holders of the Notes may be subject to PRC value-added tax at a rate of 6% and related local levies, including educational surtax and urban maintenance and construction tax at a rate of up to 0.72%. See “Taxation—PRC Taxation.”

If we are deemed a PRC resident enterprise under the PRC Enterprise Income Tax Law and required to withhold tax on interest and premium (if any) on the Notes, we will be required to pay additional amounts, subject to certain exceptions, as described under “Description of the Notes—Payment of Additional Amounts.” The requirement to pay additional amounts will have an adverse impact on our cash flows. In addition, as described under “Description of Debt Securities—Tax Redemption” in the accompanying prospectus, we may be able to redeem the Notes in whole at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest if the requirement to pay additional amounts results from a change in the laws or regulations of the PRC (or a change in the official application or interpretation of, or the stating of an official position with respect to, such laws or regulations).

Governmental control of currency conversion may limit our ability to utilize our revenues effectively and to satisfy our obligations under the Notes.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in RMB. Under our current corporate structure, our company in the Cayman Islands may rely on dividend payments from our PRC subsidiaries to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. Therefore, our wholly foreign-owned subsidiaries in China are able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulation, such as the overseas investment registrations by our shareholders or the ultimate shareholders of our corporate shareholders who are PRC residents. But approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to satisfy our obligations under the Notes.

Redemption may adversely affect your return on the Notes.

We have the right to redeem some or all of the Notes prior to maturity. We may redeem the Notes at times when prevailing interest rates are relatively low. Accordingly, you may not be able to reinvest the amount received upon redemption in a comparable security at an effective interest rate as high as that of the Notes.

Our credit ratings may not reflect all risks of your investments in the Notes, and changes in credit ratings may materially reduce the value of the Notes.

We expect the Notes to be rated and routinely evaluated by major rating agencies. Our credit ratings are an assessment by each rating agency at the time the ratings are issued of our ability to pay our debts when due, and thus are limited in scope and do not address or reflect all material risks relating to an investment in or the structure or marketing of the Notes. For example, the ratings do not address the payment of any Additional Amounts (as defined in “Description of the Notes” in this prospectus supplement). Agency ratings do not constitute recommendations to purchase, hold, or sell the Notes or any other securities inasmuch as such ratings do not comment as to market price or suitability for a particular investor, and may be revised or withdrawn at any time by the issuing organization. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the Notes. Each agency’s rating should be evaluated independently of any other agency’s rating on the Notes, on other securities of ours, or on us. We cannot assure you that the ratings will remain in effect for any given period or that the ratings will not be revised by these rating agencies in the future if in their judgment circumstances so warrant. For example, rating agencies may revise their ratings in the future based on their view of our business or the business of our affiliates or certain companies with which we have a significant relationship, such as Tencent, our controlling shareholder.

We may make amendments or modifications to certain provisions of the indenture.

Under certain circumstances as described under “Description of Debt Securities—Modification and Waiver” in the accompanying prospectus, we may, from time to time and without the consent of any holder of the Notes of any series, make certain amendments to the indenture. Further, under certain circumstances as described under “Description of Debt Securities—Modification and Waiver” in the accompanying prospectus, we may, from time to time and with the consent of the holders of not less than a majority in aggregate principal amount of the applicable series of the outstanding Notes, make certain amendments to the indenture or change or modify the rights of the holders of such Notes. If the requisite consents are obtained (if required) and/or the relevant conditions are satisfied (or waived) and such amendments or modifications become operative, all holders of the applicable series of the outstanding Notes will be bound by the terms of the indenture as amended, whether or not a holder of the Notes delivered a consent. Such amendments or modifications could materially increase the credit risks faced by the holders of the Notes or could otherwise be materially adverse to the interests of the holders of the Notes.

Risks Related to Doing Business in China

The audit report included in this prospectus is issued by an auditor who is not inspected by the Public Company Accounting Oversight Board and, as such, you are deprived of the benefits of such inspection. In addition, any changes in other governmental policies as a result of any deterioration of the United States and China relations may affect our business and prospect.

Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the Public Company Accounting Oversight Board (United States), or the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Since our auditors are located in China, the PCAOB has been unable to conduct inspections without the approval of the Chinese authorities.

In May 2013, the PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the China Securities Regulatory Commission, or CSRC, and the PRC Ministry of Finance, which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by the PCAOB, the CSRC or the PRC Ministry of Finance in the United States and the PRC, respectively. The PCAOB continues to be in discussions with the CSRC and the PRC Ministry of Finance to permit joint inspections in the PRC of audit firms that are registered with PCAOB and audit Chinese companies that trade on U.S. exchanges.

On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China, reiterating past SEC and PCAOB statements on matters including the difficulty associated with inspecting accounting firms and audit work papers in China and higher risks of fraud in emerging markets and the difficulty of bringing and enforcing SEC, Department of Justice and other U.S. regulatory actions, including in instances of fraud, in emerging markets generally. In response to the U.S. President Trump’s Memorandum on Protecting United States Investors from Significant Risks from Chinese Companies, on August 6, 2020, the U.S. President’s Working Group on Financial Markets (the “PWG”) released a report where it recommends that the SEC take steps to enhanced listing requirements on companies from certain jurisdictions, such as China, that do not provide the PCAOB with sufficient access to audit working papers. The proposed enhanced listing standards require, as a condition to initial and continued exchange listing, unrestricted PCAOB access to work papers of the principal audit firm for the audit of the listed company. Companies that are unable to satisfy this standard as a result of governmental restrictions may satisfy this standard by providing a co-audit from an audit firm with comparable resources and experience where the PCAOB determines it has sufficient access to audit work papers and practices to conduct an appropriate inspection of the co-audit firm. The proposed new listing standards provide for a transition period until January 1, 2022 for currently listed companies. After this transition period, if currently listed companies were unable to meet the enhances listing standards, then they would become subject to securities exchange rules and processes that could lead to possible de-listing if not cured. The measures in the PWG report are presumably subject to the standard SEC rulemaking process before becoming effective. On August 10, 2020, the SEC announced that SEC Chairman Jay Clayton had directed the SEC staff to prepare proposals in response to the PWG report, and that the SEC was soliciting public comments and information with respect to these proposals. The PCAOB’s inspections of other firms outside China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. However, it remains unclear what additional actions the SEC and the stock exchanges will take in response to the PWG report.

This lack of the PCAOB inspections in China prevents the PCAOB from fully evaluating audits and quality control procedures of our independent registered public accounting firm. As a result, we and investors in our ordinary shares are deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our independent registered public accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause investors and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

As part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular China’s, in June 2019, a bipartisan group of lawmakers introduced bills in both houses of the U.S. Congress, which if passed, would require the SEC to maintain a list of issuers for which PCAOB is not able to inspect or investigate an auditor report issued by a foreign public accounting firm. The proposed Ensuring Quality Information and Transparency for Abroad-Based Listings on our Exchanges (EQUITABLE) Act prescribes increased disclosure requirements for these issuers and, beginning in 2025, the delisting from U.S. national securities exchanges such as the NYSE of issuers included on the SEC’s list for three consecutive years. On May 20, 2020, the U.S. Senate passed S. 945, the Holding Foreign Companies Accountable Act, or the Kennedy Bill. On July 21, 2020, the U.S. House of Representatives approved its version of the National Defense Authorization Act for Fiscal Year 2021, which contains provisions comparable to the Kennedy Bill. On August 6, 2020, the PWG released a report where it recommends that the SEC take steps to enhanced listing requirements on companies from certain jurisdictions, such as China, that do not provide the PCAOB with sufficient access to audit working papers, as discussed above. If either of these bills or the PWG report is enacted into law, or if we fail to meet the requirements thereunder due to factors beyond our control, we could face possible de-listing from the NYSE, deregistration from the SEC and/or other risks, which may materially and adversely affect, or effectively terminate, our ADS trading in the United States.

In addition to the proposed U.S. legislation and policies relating to Chinese companies’ compliance with applicable U.S. securities laws, our business and prospect may also be negatively affected by other changes in governmental policies including sanctions and export controls administered by U.S. government authorities, including those imposed as a result of a material deterioration of the political or economic relations between China and the United States and other geopolitical challenges. There is no assurance that the governmental authorities in the United States will not take any such actions against us or our controlling shareholder or affiliates in the event the tensions between China and the United States escalate, which could result in a material and adverse impact on our business and prospect.

CERTAIN FINANCIAL DATA

Set forth below are certain consolidated statements of operations data and cash flow data for the years ended December 31, 2017, 2018 and 2019 and the six months ended June 30, 2019 and 2020, and certain consolidated balance sheets data as of December 31, 2017, 2018 and 2019 and June 30, 2020. The consolidated statements of operations data and cash flow data presented below for the years ended December 31, 2017, 2018 and 2019 and the consolidated balance sheets data as of December 31, 2018 and 2019 have been derived from our audited consolidated financial statements that are included in our annual report on Form 20-F for the year ended December 31, 2019, or the 2019 Form 20-F, and are incorporated into the accompanying prospectus by reference. Our selected consolidated balance sheet data as of December 31, 2017 has been derived from our audited consolidated financial statements not included in the 2019 Form 20-F. Our audited consolidated financial statements are prepared in accordance with IFRS. The consolidated statements of operations data and cash flow data presented below for the six months ended June 30, 2019 and 2020 and the consolidated balance sheets data as of June 30, 2020 have been derived from our unaudited interim condensed consolidated financial statements for the six months ended June 30, 2019 and 2020 and as of June 30, 2020, which are contained in our current report on Form 6-K furnished to the SEC on August 24, 2020 and are incorporated into the accompanying prospectus by reference. The unaudited interim financial information has been prepared on the same basis as our audited consolidated financial data.

The consolidated financial information should be read in conjunction with, and is qualified in its entirety by reference to, our audited consolidated financial statements for the three years ended December 31, 2017, 2018 and 2019 and as of December 31, 2017, 2018 and 2019 and related notes and “Item 5. Operating and Financial Review and Prospects” in our 2019 Form 20-F, and our current report on Form 6-K furnished to the SEC on August 24, 2020. Our historical results are not necessarily indicative of our results for any future periods.

	For the Year Ended December 31,							For the Six Months Ended June 30,
	2017		2018		2019			2019		2020
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
										(Unaudited)
	(in millions, except for percentages, share and per share data)
Selected Consolidated Statements of Operations Data:
Revenues
Online music services	3,149	28.7	5,536	29.2	7,152	1,027	28.1	3,167	27.2	4,265	604	32.2
Social entertainment services and others	7,832	71.3	13,449	70.8	18,282	2,626	71.9	8,467	72.8	8,978	1,271	67.8

Total revenues	10,981	100.0	18,985	100.0	25,434	3,653	100.0	11,634	100.0	13,243	1,874	100.0
Cost of revenues(1)	(7,171)	(65.3)	(11,708)	(61.7)	(16,761)	(2,408)	(65.9)	(7,660)	(65.8)	(9,096)	(1,287)	(68.7)

Gross profit	3,810	34.7	7,277	38.3	8,673	1,246	34.1	3,974	34.2	4,147	587	31.3
Operating expenses
Selling and marketing expenses(1)	(913)	(8.3)	(1,714)	(9.0)	(2,041)	(293)	(8.0)	(853)	(7.3)	(1,060)	(150)	(8.0)
General and administrative expenses(1)	(1,521)	(13.9)	(2,258)	(11.9)	(2,703)	(388)	(10.6)	(1,236)	(10.6)	(1,405)	(199)	(10.6)

Total operating expenses	(2,434)	(22.2)	(3,972)	(20.9)	(4,744)	(681)	(18.7)	(2,089)	(18.0)	(2,465)	(349)	(18.6)
Interest income	93	0.9	282	1.5	615	88	2.4	288	2.5	327	46	2.5
Share-based payments in respect of issuance of ordinary shares to music label partners	—	—	(1,519)	(8.0)	—	—	—	—	—	—	—	—
Other gains/(losses), net	124	1.1	(29)	(0.2)	78	11	0.3	59	0.5	145	21	1.1

	For the Year Ended December 31,							For the Six Months Ended June 30,
	2017		2018		2019			2019		2020
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
										(Unaudited)
	(in millions, except for percentages, share and per share data)
Operating profit	1,593	14.5	2,039	10.7	4,622	664	18.2	2,232	19.2	2,154	305	16.3
Share of net profit/(loss) of investments accounted for using equity method	4	0.0	(1)	(0.0)	(18)	(3)	(0.1)	(8)	(0.1)	(19)	(3)	(0.1)
Finance cost	—	—	(35)	(0.2)	(64)	(9)	(0.3)	(39)	(0.3)	(37)	(5)	(0.3)

Profit before income tax	1,597	14.5	2,003	10.5	4,540	652	17.9	2,185	18.8	2,098	297	15.8
Income tax expenses	(278)	(2.5)	(171)	(0.9)	(563)	(81)	(2.2)	(271)	(2.3)	(269)	(38)	(2.0)

Profit for the year/period	1,319	12.0	1,832	9.6	3,977	571	15.6	1,914	16.5	1,829	259	13.8

Attributable to
Equity holders of the company	1,326	12.1	1,833	9.7	3,982	572	15.7	1,914	16.5	1,826	258	13.8
Non-controlling interests	(7)	(0.1)	(1)	(0.0)	(5)	(1)	(0.0)	0	0.0	3	0	0.0
Earnings per share for Class A and Class B ordinary shares
Basic	0.51	—	0.60	—	1.22	0.17	—	0.59	—	0.55	0.08	—
Diluted	0.50	—	0.58	—	1.19	0.17	—	0.57	—	0.55	0.08	—
Shares used in earnings per Class A and Class B ordinary share computation
Basic	2,593,157,207	—	3,076,314,670	—	3,272,754,403	3,272,754,403	—	3,250,730,997	—	3,308,207,122	3,308,207,122	—
Diluted	2,639,466,412	—	3,159,220,888	—	3,347,572,338	3,347,572,338	—	3,336,152,109	—	3,350,000,985	3,350,000,985	—
Earnings per ADS(2)
Basic	—	—	1.19	—	2.43	0.35	—	1.18	—	1.10	0.16	—
Diluted	—	—	1.16	—	2.38	0.34	—	1.15	—	1.09	0.15	—
ADS used in earnings per ADS computation(2)
Basic	—	—	1,538,157,335	—	1,636,377,201	1,636,377,201	—	1,625,365,498	—	1,654,103,561	1,654,103,561	—
Diluted	—	—	1,579,610,444	—	1,673,786,169	1,673,786,169	—	1,668,076,055	—	1,675,000,493	1,675,000,493	—
Supplemental information(3)
Adjusted profit for the year/period	1,904	17.3	4,174	22.0	4,903	704	19.3	2,329	20.0	2,258	320	17.1

Notes:

(1)	Share-based compensation expenses were allocated as follows:

	For the Year Ended December 31,				For the Six Months Ended June 30,
	2017	2018	2019		2019	2020
	RMB	RMB	RMB	US$	RMB	RMB	US$
					(Unaudited)
	(in millions)
Cost of revenues	27	22	41	6	16	17	2
Selling and marketing expenses	12	13	12	2	6	10	1
General and administrative expenses	345	452	466	67	231	249	36

Total	384	487	519	75	253	276	39

(2)	Each ADS represents two of our Class A ordinary shares.
(3)	See “Non-IFRS Financial Measure” below.

	As of December 31,				As of June 30,
	2017	2018	2019		2020
	RMB	RMB	RMB	US$	RMB	US$
					(Unaudited)
	(in millions)
Selected Consolidated Balance Sheets Data:
Cash and cash equivalents	5,174	17,356	15,426	2,216	11,776	1,667
Term deposits	—	—	7,000	1,005	9,532	1,349
Total current assets	7,467	20,778	26,914	3,866	25,611	3,625
Non-current assets	22,533	23,827	25,764	3,701	32,748	4,635
Total assets	30,000	44,605	52,678	7,567	58,359	8,260
Current liabilities	3,527	6,238	8,490	1,220	8,429	1,193
Non-current liabilities	325	595	510	73	614	87
Total liabilities	3,852	6,833	9,000	1,293	9,043	1,280
Equity attributable to equity holders of the Company	26,141	37,721	43,590	6,261	49,215	6,966

	For the Year Ended December 31,				For the Six Months Ended June 30,
	2017	2018	2019		2020
	RMB	RMB	RMB	US$	RMB	US$
					(Unaudited)
	(in millions)
Selected Consolidated Cash Flow Data:
Net cash generated from operating activities	2,500	5,632	6,200	891	2,505	355
Net cash used in investing activities	(483)	(1,190)	(8,102)	(1,164)	(6,168)	(873)
Net cash generated from/(used in) financing activities	99	7,741	(31)	(4)	(156)	(22)

Net increase/(decrease) in cash and cash equivalents	2,116	12,183	(1,933)	(278)	(3,819)	(541)

Cash and cash equivalents at beginning of the year/period	3,071	5,174	17,356	2,493	15,426	2,183
Exchange differences on cash and cash equivalents	(13)	(1)	3	—	169	24

Cash and cash equivalents at end of the year/period	5,174	17,356	15,426	2,216	11,776	1,667

Non-IFRS Financial Measure

We use adjusted profit, which is a non-IFRS financial measure, in evaluating our operating results and for financial and operational decision-making purposes. We believe that adjusted profit helps identify underlying trends in our business that could otherwise be distorted by the effect of certain expenses that we include in our profit for the year. We believe that adjusted profit provides useful information about our results of operations, enhances the overall understanding of our past performance and future prospects and allows for greater visibility with respect to key metrics used by our management in its financial and operational decision-making.

Adjusted profit should not be considered in isolation or construed as an alternative to operating profit, profit or any other measure of performance or as an indicator of our operating performance. Investors are encouraged to review adjusted profit and the reconciliation to its most directly comparable IFRS measure. Adjusted profit presented here may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measures differently, limiting their usefulness as comparative measures to our data. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

Adjusted profit represents profit excluding amortization of intangible and other assets resulting from acquisitions, share-based compensation expenses, share-based payments in respect of the issuance of ordinary shares to music label partners, net losses/gains from investments, fair value changes arising from investments and income tax effects. The table below sets forth a reconciliation of our profit to adjusted profit indicated.

	For the Year Ended December 31,				For the Six Months Ended June 30,
	2017	2018	2019		2019	2020
	RMB	RMB	RMB	US$	RMB	RMB	US$
		(in millions, except for share and per share data)
Profit for the year/period	1,319	1,832	3,977	571	1,914	1,829	259
Adjustments:
Amortization of intangible and other assets arising from acquisitions(1)	329	306	362	52	180	187	26
Share-based compensation expenses	384	487	519	75	253	276	39
Share-based payments in respect of issuance of ordinary shares to music label partners(2)	—	1,519	—	—	—	—	—
(Gains)/losses from investments(3)	(70)	52	79	11	(1)	(19)	(3)
Fair value change on puttable shares(4)	—	35	37	5	18	19	3
Income tax effects(5)	(58)	(57)	(71)	(10)	(35)	(34)	(5)

Adjusted profit for the year/period	1,904	4,174	4,903	704	2,329	2,258	320

Attributable to
Non-IFRS equity holders of the Company	1,911	4,175	4,908	705	2,329	2,255	319
Non-controlling interests	(7)	(1)	(5)	(1)	0	3	0
Earnings per share for Class A and Class B ordinary shares
Basic	0.74	1.36	1.50	0.22	0.72	0.68	0.10
Diluted	0.72	1.32	1.47	0.21	0.70	0.67	0.10
Shares used in earnings per Class A and Class B ordinary share computation
Basic	2,593,157,207	3,076,314,670	3,272,754,403	3,272,754,403	3,250,730,997	3,308,207,122	3,308,207,122
Diluted	2,639,466,412	3,159,220,888	3,347,572,338	3,347,572,338	3,336,152,109	3,350,000,985	3,350,000,985
Earnings per ADS(6)
Basic	—	2.71	3.00	0.43	1.43	1.36	0.19
Diluted	—	2.64	2.93	0.42	1.40	1.35	0.19
ADS used in earnings per ADS computation
Basic	—	1,538,157,335	1,636,377,201	1,636,377,201	1,625,365,498	1,654,103,561	1,654,103,561
Diluted	—	1,579,610,444	1,673,786,169	1,673,786,169	1,668,076,055	1,675,000,493	1,675,000,493

Notes:

(1)	Represents the amortization of identifiable assets, including intangible assets and prepayments for music content, resulting from acquisitions.
(2)	Represents the excess of the then fair value of the ordinary shares we issued to certain investors over the aggregate consideration we received in October 2018.
(3)

Including the net (gains)/ losses on deemed disposals/disposals of investments, fair value changes arising from investments, impairment provision of investments and other expenses in relation to equity transactions of investments.

(4)	Represents the fair value changes on the put liability of certain shares issued in 2018.

(5)	Represents the income tax effects of amortization of identifiable assets, including intangible assets and prepayments for music content, resulting from acquisitions.
(6)	Each ADS represents two of our Class A ordinary shares.

Set forth below is a discussion of our unaudited statements of operations data for the six months ended June 30, 2019 and 2020. The discussion of our audited financial information for the three years ended December 31, 2017, 2018 and 2019 and as of December 31, 2018 and 2019 is set forth in “Item 5. Operating and Financial Review and Prospectus” in our 2019 Form 20-F, which is incorporated by reference into the accompanying prospectus.

Six Months Ended June 30, 2020 Compared to Six Months Ended June 30, 2019

Revenues

Our revenues increased by 13.8% from RMB11,634 million for the six months ended June 30, 2019 to RMB13,243 million (US$1,874 million) for the six months ended June 30, 2020.

Online music services

Our revenues generated from online music services increased by 34.7% from RMB3,167 million for the six months ended June 30, 2019 to RMB4,265 million (US$604 million) for the six months ended June 30, 2020, mainly driven by strong growth in music subscription revenues, supplemented by growth in sales of digital albums and advertising service revenues, which was offset by a decrease in sublicensing revenues.

Our revenues generated from music subscriptions increased by 67.2% from RMB1,508 million for the six months ended June 30, 2019 to RMB2,521 million (US$357 million) for the six months ended June 30, 2020, which was mainly attributable to the increase in the number of paying users and the monthly ARPPU due to the success of our pay-for-streaming model as we continued to cultivate our users’ willingness to pay for premium music content with improved paying user retention. From the second quarter of 2019 to the second quarter of 2020, the number of paying users increased by 51.9%, from 31.0 million to 47.1 million and the monthly ARPPU increased by 8.1%, from RMB8.6 to RMB9.3 (US$1.3).

Social entertainment services and others

Our revenues generated from social entertainment services and others increased by 6.0% from RMB8,467 million for the six months ended June 30, 2019 to RMB8,978 million (US$1,271 million) for the six months ended June 30, 2020. The number of paying users of our social entertainment services increased by 11.6% from approximately 11.2 million for the second quarter of 2019 to 12.5 million for the second quarter of 2020, and the ARPPU of our social entertainment services decreased by 2.6% over the same period, primarily due to the impact from the outbreak of COVID-19 and adjustments to certain interactive features in live streaming.

Cost of revenues

Our cost of revenues increased by 18.7% from RMB7,660 million for the six months ended June 30, 2019 to RMB9,096 million (US$1,287 million) for the six months ended June 30, 2020, primarily driven by increases in service costs by 18.0% from RMB6,878 million for the six months ended June 30, 2019 to RMB8,116 million (US$1,149 million) for the six months ended June 30, 2020. The increase in service costs was primarily due to higher revenue sharing fees to strengthen our platforms’ competitiveness, as well as increased content costs related to higher digital album sales, purchase of variety show contents, and investment in new products and content offerings such as long-form audios.

Other cost of revenues increased by 25.3% from RMB782 million for the six months ended June 30, 2019 to RMB980 million (US$139 million) for the six months ended June 30, 2020, which was primarily attributable to higher payment channel fees, agency fees, and bandwidth expense.

Gross profit

As a result of the foregoing, our gross profit increased by 4.4% from RMB3,974 million for the six months ended June 30, 2019 to RMB4,147 million (US$587 million) for the six months ended June 30, 2020. Our gross margin decreased from 34.2% for the six months ended June 30, 2019 to 31.3% for the six months ended June 30, 2020. The slight decrease in gross margin was mainly attributable to higher revenue sharing fees, which resulted from additional incentives offered to live streaming performers and increase in revenue sharing ratio to online karaoke performers, as well as the impact from increased investment in new products and content offerings such as long-form audios.

Operating expenses

Our operating expenses increased by 18.0% from RMB2,089 million for the six months ended June 30, 2019 to RMB2,465 million (US$349 million) for the six months ended June 30, 2020.

Selling and marketing expenses

Our selling and marketing expenses increased by 24.3% from RMB853 million for the six months ended June 30, 2019 to RMB1,060 million (US$150 million) for the six months ended June 30, 2020, which was primarily due to increased spending to promote existing products to strengthen our products’ competitiveness and in promoting our new product and content offerings such as long-form audio, Kugou Changchang and TME Live. Such new offerings were still ramping up in terms of revenue generation as we incurred material initial investments in promoting them for future growth.

General and administrative expenses

Our general and administrative expenses increased by 13.7% from RMB1,236 million for the six months ended June 30, 2019 to RMB1,405 million (US$199 million) for the six months ended June 30, 2020, primarily due to our increased investment in research and development in new products to expand our competitive advantages in product and technology innovations.

Interest income

Our interest income was RMB327 million (US$46 million) for the six months ended June 30, 2020, as compared to RMB288 million for the six months ended June 30, 2019. The increase was primarily due to increased balances of our cash and cash equivalents and term deposits.

Other gains, net

Our other gains, net, were RMB145 million (US$21 million) for the six months ended June 30, 2020, as compared to other gains, net, of RMB59 million for the six months ended June 30, 2019. The increase was mainly attributable to tax rebate received during the year and gains on disposal of a subsidiary.

Operating profit

As a result of the foregoing, our operating profit for the period decreased by 3.5% to RMB2,154 million (US$305 million) for the six months ended June 30, 2020 from RMB2,232 million for the six months ended June 30, 2019. Operating margin decreased to 16.3% for the six months ended June 30, 2020 from 19.2% for the six months ended June 30, 2019. The decreased was mainly due to the decrease in gross margin and increase in selling and marketing expenses.

Income tax expense

We had an income tax expense of RMB271 million for the six months ended June 30, 2019 and RMB269 million (US$38 million) for the six months ended June 30, 2020. Our effective tax rate was 12.8% in the first half of 2020, as compared to 12.4% in the first half of 2019.

Profit for the period

As a result of the foregoing, our profit for the period decreased from RMB1,914 million for the six months ended June 30, 2019 to RMB1,829 million (US$259 million) for the six months ended June 30, 2020.

Cash Flows and Working Capital

Our principal sources of liquidity have been cash generated from operating activities and contributions from shareholders. As of June 30, 2020, we had RMB11,776 million (US$1,667 million) in cash and cash equivalents. Our cash and cash equivalents consist primarily of bank deposits and highly liquid investments, which have original maturities of three months or less when purchased. We believe that our current cash and anticipated cash flow from operations will be sufficient to meet our anticipated cash needs, including our cash needs for working capital and capital expenditures, for at least the next 12 months.

On December 17, 2019, we announced a share repurchase program under which we may repurchase up to $400 million of our Class A ordinary shares in the form of ADSs pursuant to relevant SEC rules during a twelve-month period commencing on December 15, 2019. In March and up to the date of this prospectus, we have repurchased ADSs from the open market for an aggregate amount of approximately US$19 million in cash pursuant to the share repurchase program.

We intend to finance our future working capital requirements and capital expenditures from cash generated from operating activities and funds raised from financing activities, including the net proceeds from this offering and the net proceeds we received from our initial public offering in December 2018. We may, however, require additional cash due to changing business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our existing cash is insufficient to meet our requirements, we may seek to issue debt or equity securities or obtain additional credit facilities. Financing may be unavailable in the amounts we need or on terms acceptable to us, if at all. Issuance of additional equity securities, including convertible debt securities, would dilute our earnings per share. The incurrence of debt would divert cash for working capital and capital expenditures to service debt obligations and could result in operating and financial covenants that restrict our operations and our ability to pay dividends to our shareholders. If we are unable to obtain additional equity or debt financing as required, our business operations and prospects may suffer.

As a holding company with no material operations of our own, we conduct our operations primarily through our PRC subsidiaries and our consolidated VIEs in China. We are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries in China through capital contributions or loans, subject to the approval of government authorities and limits on the amount of capital contributions and loans. In addition, our subsidiaries in China may provide Renminbi funding to our consolidated VIEs only through entrusted loans. The ability of our subsidiaries in China to make dividends or other cash payments to us is subject to various restrictions under PRC laws and regulations.

The following table presents our selected consolidated cash flow data for the periods indicated.

	For the Year Ended December 31,				For the Six Months Ended June 30,
	2017	2018	2019		2019	2020
	RMB	RMB	RMB	US$	RMB	RMB	US$
					(Unaudited)
	(in millions)
Selected Consolidated Cash Flow Data:
Net cash generated from operating activities	2,500	5,632	6,200	891	2,815	2,505	355
Net cash used in investing activities	(483)	(1,190)	(8,102)	(1,164)	(850)	(6,168)	(873)
Net cash generated from/(used in) financing activities	99	7,741	(31)	(4)	5	(156)	(22)

Net increase/(decrease) in cash and cash equivalents	2,116	12,183	(1,933)	(278)	1,970	(3,819)	(541)

Cash and cash equivalents at beginning of the year/period	3,071	5,174	17,356	2,493	17,356	15,426	2,183
Exchange differences on cash and cash equivalents	(13)	(1)	3	—	24	169	24

Cash and cash equivalents at end of the year/period	5,174	17,356	15,426	2,216	19,350	11,776	1,667

Operating activities

Net cash generated from operating activities was RMB2,505 million (US$355 million) in the six months ended June 30, 2020. The difference between our profit before income tax of RMB2,098 million (US$297 million) and the net cash generated from operating activities was mainly due to (i) depreciation and amortization of RMB362 million (US$51 million); (ii) the increase in accounts payable of RMB295 million (US$42 million); (iii) non-cash share-based compensation expense of RMB276 million (US$39 million); and (iv) the decrease in accounts receivables of RMB203 million (US$29 million), partially offset by (i) the income tax paid of RMB370 million (US$52 million); (ii) the increase in other operating assets of RMB253 million (US$36 million)) and (iii) the decrease in other operating liabilities of RMB173 million (US$24 million).

Net cash generated from operating activities was RMB2,815 million for the six months ended June 30, 2019. The difference between our profit before income tax of RMB2,185 million and the net cash generated from operating activities was mainly due to (i) the increase in accounts payable of RMB594 million; (ii) the increase in other operating liabilities of RMB399 million; and (iii) depreciation and amortization of RMB233 million, partially offset by (i) the income tax paid of RMB292 million; and (ii) the increase in accounts receivables of RMB205 million.

Investing activities

Net cash used in investing activities was RMB6,168 million (US$873 million) in the six months ended June 30, 2020, which was primarily attributable to (i) placement of term deposits with initial terms of over three months of RMB15.0 billion (US$2.1 billion); (ii) payments for investment in UMG of RMB1.53 billion (US$216 million), (iii) purchase of financial asset of RMB785 million (US$111 million), (iv) payment for business combination of RMB240 million (US$34 million), (v) purchase of intangible assets of RMB235 million (US$33 million); and (iii) our purchases of property, plant and equipment of RMB65 million (US$9 million), partially offset by receipt from maturity of term deposits with initial terms of over three months of RMB12.0 billion (US$1.7 billion).

Net cash used in investing activities was RMB850 million for the six months ended June 30, 2019, which was primarily attributable to (i) placement of term deposits with initial terms of over three months of

RMB4.0 billion; (ii) payments for acquisition of investments accounted for using equity method of RMB248 million; (iii) purchase of intangible assets of RMB51 million; and (iv) purchase of property, plant and equipment of RMB25 million, partially offset by receipt from maturity of term deposits with initial terms of over three months of RMB3.4 billion.

Financing activities

Net cash used in financing activities in the six months ended June 30, 2020 was RMB156 million (US$22 million), which was mainly due to (i) payment for repurchase of ordinary shares of RMB134 million (US$19 million); (ii) payment for lease liabilities of RMB42 million (US$6 million); (iii) share withheld for share award schemes of RMB18 million (US$3 million), partially offset by the proceeds from exercise of share options of RMB42 million (US$6 million).

Net cash generated from financing activities for the six months ended June 30, 2019 was RMB5 million, which was mainly due to the proceeds from exercise of share options and issuance of ordinary shares of RMB39 million, partially offset by (i) payment for acquisition of non-controlling interests in non-wholly-owned subsidiaries of RMB19 million; and (ii) payment for lease liabilities of RMB18 million.

Capital expenditures

Our capital expenditures are incurred primarily in connection with purchases of property, plant and equipment and intangible assets. Our capital expenditures were RMB76 million and RMB300 million (US$42 million), in the six months ended June 30, 2019 and 2020, respectively. We intend to fund our future capital expenditures with our existing cash balance and net proceeds from this offering and our initial public offering in December 2018. We will continue to make capital expenditures to meet the expected growth of our business.

USE OF PROCEEDS

We estimate that the net proceeds (after underwriting discounts and commissions and estimated net offering expenses) from the sale of the Notes will be approximately US$792.4 million. We plan to use the net proceeds from this offering for general corporate purposes.

If an unforeseen event occurs or business conditions change, we may use the proceeds differently than as described herein. In utilizing the proceeds, we are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions, and to our consolidated VIEs only through loans, and only if we satisfy the applicable government registration and approval requirements. While we currently see no material obstacles to completing the filing and registration procedures with respect to future capital contributions and loans to our PRC subsidiaries or VIEs, we cannot assure you that we will be able to complete these filings and registrations on a timely basis, or at all. Additionally, while there is no statutory limit on the amount of capital contribution that we can make to our PRC subsidiaries, loans provided to our PRC subsidiaries and consolidated VIEs in the PRC are subject to certain statutory limits. See “Item 3.D. Key Information—Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of our initial public offering to make loans to or make additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business” in our 2019 Form 20-F, which is incorporated by reference into the accompanying prospectus.

Pending use of the net proceeds, we intend to invest our net proceeds in a variety of capital preservation investments, including short- and intermediate-term, interest-bearing financial instruments or demand deposits.

CAPITALIZATION

The following table sets forth our consolidated total capitalization as of June 30, 2020 on an actual basis and on an as adjusted basis to give effect to the issuance of the Notes, after deducting underwriting discounts and commissions and estimated offering expenses in this offering as if the Notes were issued on that day. This table should be read in conjunction with, and is qualified in its entirety by reference to, our consolidated financial statements and the notes thereto in our current report on Form 6-K furnished to the SEC on August 24, 2020, which is incorporated by reference into the accompanying prospectus.

	As of June 30, 2020
	Actual		As Adjusted
	RMB	US$	RMB	US$
	(in millions)
Notes payable
US$300 million 1.375% senior notes due 2025	—	—	2,105	298
US$500 million 2.000% senior notes due 2030	—	—	3,496	495

Subtotal	—	—	5,601	793

Total debt	—	—	5,601	793

Total shareholders’ equity(1)	49,316	6,980	49,316	6,980

Total capitalization(2)	49,316	6,980	54,917	7,773

Notes:

(1)	Total shareholders’ equity includes shareholders’ equity pertaining to our shareholders plus shareholders’ equity pertaining to the non-controlling interests in our subsidiaries.
(2)	Total capitalization is the sum of total debt and total shareholders’ equity.

After the completion of this offering, we may incur additional debt in the regular course of our business, including RMB-denominated borrowings or debt securities in China, which may materially affect our total debt as provided in the table above.

DESCRIPTION OF THE NOTES

The following description is only a summary of the material terms of the Notes and does not purport to be complete. The Notes will be issued under and governed by the indenture dated as of September 3, 2020, as supplemented by the first supplemental indenture to be dated as of September 3, 2020 (as so supplemented, the “indenture”), between us and The Bank of New York Mellon, a banking corporation organized and existing under the laws of the State of New York with limited liability, as trustee (the “trustee”). The following description of certain material terms of the Notes is subject to, and is qualified in its entirety by reference to, the indenture, including definitions of specified terms used in the indenture, and to the Trust Indenture Act of 1939, as amended. We urge you to read the indenture because it, and not this description, defines your rights as a beneficial holder of the Notes. A form of the indenture has been filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus form a part. You may also request copies of the indenture from us at our address set forth under “Where You Can Find More Information” in the accompanying prospectus. This summary supplements the description of the debt securities in the accompanying prospectus and, to the extent it is inconsistent, replaces the description in the accompanying prospectus.

In this description, references to the “Company,” “we,” “us,” or “our” mean Tencent Music Entertainment Group only and do not include any of our Subsidiaries or Consolidated Affiliated Entities, unless the context otherwise requires.

General

The 2025 Notes and the 2030 Notes will constitute a series of securities under the indenture. The 2025 Notes will initially be issued in an aggregate principal amount of US$300,000,000 and will mature on September 3, 2025, and the 2030 Notes will initially be issued in an aggregate principal amount of US$500,000,000 and will mature on September 3, 2030, unless the 2025 Notes or the 2030 Notes, as the case may be, are redeemed prior to their maturity pursuant to the indenture and the terms thereof. The 2025 Notes will bear interest at the rate of 1.375% per annum and the 2030 Notes will bear interest at the rate of 2.000% per annum. Interest on the Notes will accrue from September 3, 2020 and will be payable semi-annually in arrears on March 3 and September 3 of each year, beginning on March 3, 2021, to the persons in whose names the Notes are registered at the close of business on the preceding February 16 and August 19, respectively, which we refer to as the record dates. At maturity, the Notes are payable at their principal amount plus premium (if any) plus accrued and unpaid interest thereon. In any case where the payment of principal of, premium (if any) or interest on the Notes is due on a date that is not a Business Day (as defined under the heading “Optional Redemption” below), then payment of principal of, premium (if any) or interest on the Notes, as the case may be, shall be made on the next succeeding Business Day and no interest shall accrue with respect to such payment for the period from and after such date that is not a Business Day to such next succeeding Business Day. Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

The Notes shall be denominated in minimum principal amounts of US$200,000 and in integral multiples of US$1,000 in excess thereof. The Notes will be issued in global registered form.

Ranking

The Notes will be our senior unsecured obligations issued under the indenture. The Notes will rank senior in right of payment to all of our existing and future obligations expressly subordinated in right of payment to the Notes and rank at least equal in right of payment with all of our existing and future unsecured and unsubordinated obligations (subject to any priority rights pursuant to applicable law). However, the Notes will be effectively subordinated to all of our existing and future secured obligations, to the extent of the value of the assets serving as security therefor, and be structurally subordinated to all existing and future obligations and other liabilities of our Controlled Entities.

Issuance of Additional Notes

We may, from time to time, without the consent of the holders of the Notes, create and issue additional Notes having the same terms and conditions as any series of the Notes in all respects (or in all respects except for the issue date, the issue price and the first payment of interest). Additional Notes issued in this manner will be consolidated with the previously outstanding Notes of the relevant series to constitute a single series of the Notes of such series. We will not issue any additional Notes with the same CUSIP, ISIN or other identifying number as any Notes offered hereby unless the additional Notes are fungible with the outstanding Notes of the relevant series for U.S. federal income tax purposes.

Optional Redemption

We may, upon giving not less than 30 nor more than 60 days’ written notice to holders of the relevant series of the Notes (which notice shall be irrevocable) and the trustee, redeem the 2025 Notes at any time prior to August 3, 2025, and the 2030 Notes at any time prior to June 3, 2030, in each case, in whole or in part, at a redemption amount equal to the greater of:

•	100% of the principal amount of the Notes to be redeemed; and

•

the make whole amount, which means the amount determined on the fifth Business Day before the redemption date equal to the sum of (i) the present value of the principal amount of the Notes to be redeemed, assuming a scheduled repayment thereof on the stated maturity date, plus (ii) the present value of the remaining scheduled payments of interest to and including the stated maturity date, in each case discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months and, in the case of an incomplete month, the actual number of days elapsed) at the Treasury Yield plus 20 basis points in the case of 2025 Notes and 25 basis points in the case of the 2030 Notes, plus, in each case, accrued and unpaid interest on the Notes to be redeemed, if any, to, but not including, the applicable redemption date; provided that the principal amount of a Note remaining outstanding after redemption in part shall be US$200,000 or an integral multiple of US$1,000 in excess thereof.

In addition, we may, upon giving not less than 30 nor more than 60 days’ written notice to holders of the relevant series of the Notes (which notice shall be irrevocable) and the trustee, redeem the 2025 Notes at any time from or after August 3, 2025, and the 2030 Notes at any time from or after June 3, 2030, in each case, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus, in each case, accrued and unpaid interest on the Notes to be redeemed, if any, to, but not including, the applicable redemption date.

“Business Day” means a day other than a Saturday, Sunday or a day on which banking institutions or trust companies in the City of New York, Hong Kong or Beijing are authorized or obligated by law, regulation or executive order to remain closed.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes of the applicable series to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if we obtain fewer than three such Reference Treasury Dealer Quotations, the average of all quotations obtained.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means each of any three investment banks of recognized standing that is a primary U.S. government securities dealer in the United States, selected by us in good faith.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer as of 5:00 p.m., New York City time, on the fifth Business Day before such redemption date.

“Treasury Yield” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the fifth Business Day before such redemption date) of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The notice of redemption will be mailed at least 30 but not more than 60 days before the redemption date to the trustee and each holder of record of the Notes to be redeemed at its registered address. The notice of redemption for the Notes will state, among other things, the amount of Notes to be redeemed, the redemption date, the manner in which the redemption price will be calculated and the place or places that payment will be made upon presentation and surrender of Notes to be redeemed. Unless we default in the payment of the redemption price, interest will cease to accrue on any Notes that have been called for redemption at the redemption date. If less than all of the Notes of a series are to be redeemed, the Notes to be redeemed will be selected (i) if listed on a national securities exchange and/or held through the clearing systems then in compliance with the requirements of such national securities exchange and/or the clearing system, and (ii) if the Notes are not listed on any securities exchange and are not held through the clearing systems then pro rata, by lot or in such other manner as the trustee deems appropriate in its sole discretion, unless otherwise required by law.

Repurchase Upon Triggering Event

If a Triggering Event occurs, unless we have exercised our right to redeem the Notes of the relevant series as described under the heading “Description of Debt Securities—Tax Redemption” in the accompanying prospectus or under the heading “Optional Redemption” above, we will be required to make an offer to repurchase all or, at the holder’s option, any part (equal to US$200,000 or multiples of US$1,000 in excess thereof), of each holder’s Notes pursuant to the offer described below (the “Triggering Event Offer”) on the terms set forth in the indenture and the Notes of the relevant series. In the Triggering Event Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the date of purchase (the “Triggering Event Payment”).

Within 30 days following a Triggering Event, we will be required to mail a notice to holders of the Notes, with a copy to the trustee, describing the transaction or transactions that constitute the Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Triggering Event Payment Date”), pursuant to the procedures required by the Notes of the relevant series and described in such notice.

On the Triggering Event Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all Notes or portions of Notes properly tendered pursuant to the Triggering Event Offer;

•

deposit with the relevant paying agent one Business Day prior to the Triggering Event Payment Date an amount equal to the Triggering Event Payment in respect of all Notes or portions of Notes properly tendered; and

•

deliver or cause to be delivered to the trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by us.

The relevant paying agent will be required to promptly mail, to each holder who properly tendered Notes, the purchase price for such Notes properly tendered, and the trustee will be required to promptly authenticate and mail (or cause to be transferred by book-entry) to each such holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of US$200,000 or a multiple of US$1,000 in excess thereof.

We will not be required to make a Triggering Event Offer upon a Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all Notes properly tendered and not withdrawn under its offer. In the event that such third party terminates or defaults its offer, we will be required to make a Triggering Event Offer treating the date of such termination or default as though it were the date of the Triggering Event.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the extent applicable, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Triggering Event. To the extent that the provision of any such securities laws or regulations conflicts with the Triggering Event Offer provisions of the Notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Triggering Event Offer provisions of the Notes by virtue of any such conflict.

There can be no assurance that we will have sufficient funds available at the time of a Triggering Event to consummate a Triggering Event Offer for all Notes then outstanding (or all Notes properly tendered by the holders of such Notes) and pay the Triggering Event Payment. We may also be prohibited by terms of other indebtedness or agreements from repurchasing the Notes upon a Triggering Event, which would require us to repay the relevant indebtedness or terminate the relevant agreement before we can proceed with a Triggering Event Offer, and there can be no assurance that we will be able to effect such repayment or termination.

The trustee shall not be required to take any steps to ascertain whether a Triggering Event or any event which could lead to a Triggering Event has occurred and shall not be responsible or liable to any person for any failure to do so.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Shares and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible or exchangeable into such equity.

“Consolidated Affiliated Entity” of any Person means any corporation, association or other entity which is or is required to be consolidated with such Person under IFRS 10: Consolidated Financial Statements, IFRS 11: Joint Arrangements and IFRS 12: Disclosure of Interests in Other Entities issued by the International Accounting Standards Board (including any changes, amendments or supplements thereto) or, if such Person prepares its financial statements in accordance with accounting principles other than International Financial Reporting Standards, the equivalent of IFRS 10: Consolidated Financial Statements, IFRS 11: Joint Arrangements and IFRS 12: Disclosure of Interests in Other Entities issued by the International Accounting Standards Board under such accounting principles. Unless otherwise specified herein, each reference to a Consolidated Affiliated Entity will refer to a Consolidated Affiliated Entity of the Company.

“Controlled Entity” of any Person means a Subsidiary or a Consolidated Affiliated Entity of such Person. “Group” means the Company and our Controlled Entities.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Person” means any individual, corporation, firm, limited liability company, partnership, joint venture, undertaking, association, joint stock company, trust, unincorporated organization, trust, state, government or any agency or political subdivision thereof or any other entity (in each case whether or not being a separate legal entity).

“Preferred Shares,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends upon liquidation, dissolution or winding up.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), voting at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Triggering Event” means (A) any change in or amendment to the laws, regulations and rules of the PRC or the official interpretation or official application thereof (“Change in Law”) that results in (x) the Group (as in existence immediately subsequent to such Change in Law), as a whole, being legally prohibited from operating substantially all of the business operations conducted by the Group (as in existence immediately prior to such Change in Law) as of the last date of the period described in our consolidated financial statements for the most recent fiscal quarter and (y) we being unable to continue to derive substantially all of the economic benefits from the business operations conducted by the Group (as in existence immediately prior to such Change in Law) in the same manner as reflected in our consolidated financial statements for the most recent fiscal quarter and (B) we have not furnished to the trustee, prior to the date that is twelve months after the date of the Change in Law, an opinion from an independent financial advisor or an independent legal counsel stating either (1) we are able to continue to derive substantially all of the economic benefits from the business operations conducted by the Group (as in existence immediately prior to such Change in Law), taken as a whole, as reflected in our consolidated financial statements for the most recent fiscal quarter (including after giving effect to any corporate restructuring or reorganization plan of ours) or (2) such Change in Law would not materially adversely affect our ability to make principal, premium (if any) and interest payments on the Notes when due.

The definition of Triggering Event includes a phrase relating to operating “substantially all” or deriving “substantially all” of the economic benefits from, the business operations conducted by the Group. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the Notes as a result of a Triggering Event may be uncertain.

Tax Redemption

The Notes may be redeemed at our option, in whole but not in part, at 100% of the principal amount thereof, plus accrued and unpaid interest, if as a result of certain changes in tax law we become obligated to pay Additional Amounts in respect of the Notes or certain other events occur. See “Description of Debt Securities—Tax Redemption” in the accompanying prospectus.

Payment of Additional Amounts

All payments of principal, premium and interest made by us in respect of the Notes of each series will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (“Taxes”) imposed or levied by or within the Cayman Islands,

Hong Kong, the PRC or any jurisdiction where we or our paying agent are otherwise considered by a taxing authority to be a resident for tax purposes (in each case, including any political subdivision or any authority therein or thereof having power to tax) (the “Relevant Jurisdiction”), unless such withholding or deduction of such Taxes is required by law. If we are required to make such withholding or deduction, we will pay such additional amounts (“Additional Amounts”) as will result in receipt by each holder of any Note of such amounts as would have been received by such holder had no such withholding or deduction of such Taxes been required, except that no such Additional Amounts shall be payable:

(i)

in respect of any such Taxes that would not have been imposed, deducted or withheld but for the existence of any connection (whether present or former) between the holder or beneficial owner of a Note and the Relevant Jurisdiction other than merely holding such Note or receiving principal, premium (if any) or interest in respect thereof (including such holder or beneficial owner being or having been a national, domiciliary or resident of such Relevant Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein);

(ii)

in respect of any Note presented for payment (where presentation is required) more than 30 days after the relevant date, except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting the same for payment on the last day of such 30-day period. For this purpose, the “relevant date” in relation to any Note means the later of (a) the due date for such payment or (b) the date such payment was made or duly provided for;

(iii)

in respect of any Taxes that would not have been imposed, deducted or withheld but for a failure of the holder or beneficial owner of a Note to comply with a timely request by us addressed to the holder to provide information concerning such holder’s or beneficial owner’s nationality, residence, identity or connection with any Relevant Jurisdiction, if and to the extent that due and timely compliance with such request is required under the tax laws of such jurisdiction in order to reduce or eliminate any withholding or deduction as to which Additional Amounts would have otherwise been payable to such holder;

(iv)

in respect of any Taxes imposed as a result of a Note being presented for payment (where presentation is required) in the Relevant Jurisdiction, unless such Note could not have been presented for payment elsewhere;

(v)	in respect of any estate, inheritance, gift, sales, transfer, personal property or similar Taxes;

(vi)

to any holder of a Note that is a fiduciary, partnership or person other than the sole beneficial owner of any payment to the extent that such payment would be required to be included in the income under the laws of a Relevant Jurisdiction, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, or a member of that partnership or a beneficial owner who would not have been entitled to such Additional Amounts had that beneficiary, settlor, partner or beneficial owner been the holder thereof;

(vii)

with respect to any withholding or deduction that is imposed in connection with Sections 1471-1474 of the U.S. Internal Revenue Code of 1986, as amended, and current or future U.S. Treasury regulations thereunder (“FATCA”), any agreement with the Internal Revenue Service implementing or relating to FATCA, any intergovernmental agreement between the United States and any other jurisdiction implementing or relating to FATCA, or any law, regulation or other official guidance enacted or issued in any jurisdiction implementing FATCA or any intergovernmental agreement with respect thereto, or any other agreement pursuant to the implementation of FATCA;

(viii)	any such Taxes payable otherwise than by deduction or withholding from payments under or with respect to any Note; or

(ix)	any combination of Taxes referred to in the preceding items (i) through (viii) above.

In the event that any withholding or deduction for or on account of any Taxes is required and Additional Amounts are payable with respect thereto, at least 10 business days prior to each date of payment of principal of, premium (if any) or interest on the Notes of any series, we will furnish to the trustee and the paying agent, if other than the trustee, an officers’ certificate specifying the amount required to be withheld or deducted on such payments to such holders, certifying that we shall pay such amounts required to be withheld to the appropriate governmental authority and certifying to the fact that the Additional Amounts will be payable and the amounts so payable to each holder, and that we will pay to the trustee or such paying agent the Additional Amounts required to be paid; provided that no such officers’ certificate will be required prior to any date of payment of principal of, premium (if any) or interest on the Notes of such series if there has been no change with respect to the matters set forth in a prior officers’ certificate. The trustee and each paying agent shall be entitled to conclusively rely on the fact that any officers’ certificate contemplated by this paragraph has not been furnished as evidence of the fact that no withholding or deduction for or on account of any Taxes is required.

Whenever there is mentioned, in any context, the payment of principal, premium or interest in respect of any Note, such mention shall be deemed to include the payment of Additional Amounts provided for in the indenture, to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the indenture.

The foregoing provisions shall apply in the same manner with respect to the jurisdiction in which any successor Person to us or its paying agent is organized or resident for tax purposes or any authority therein or thereof having the power to tax (a “Successor Jurisdiction”), substituting such Successor Jurisdiction for the Relevant Jurisdiction.

Our obligation to make payments of Additional Amounts under the terms and conditions described above will survive any termination, defeasance or discharge of the indenture.

Modification and Waiver

The provisions of the indenture relating to modification and waiver, which are described under the heading “Description of Debt Securities—Modification and Waiver” in the accompanying prospectus, will apply to the Notes, with the additional provisions that:

(i)

we and the trustee may not, without the consent of each holder of the applicable series of the Notes affected thereby, reduce the amount of the premium payable upon the redemption or repurchase of any series of the Notes or change the time at which any series of the Notes may be redeemed or repurchased as described above under “—Optional Redemption” or “—Repurchase Upon Triggering Event” whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (except through amendments to the definition of “Triggering Event”); and

(ii)

we and the trustee may, without the consent of any holder of the Notes of any series, amend the indenture and the relevant Notes to conform the text of the indenture or the Notes to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” was intended to be a verbatim recitation of a provision of the indenture or the Notes as evidenced by an officers’ certificate.

Events of Default

The provisions of the indenture relating to Events of Default, which are described under the heading “Description of Debt Securities—Events of Default” in the accompanying prospectus, will apply to the Notes, provided that they shall be modified, principally to delete references to “Principal Controlled Entities” in clauses (v) and (vi) in the first paragraph and the second sentence of the third paragraph under such heading, such that the description of such provisions with respect to the Notes is as follows:

“Under the terms of the indenture, each of the following constitutes an Event of Default for each series of the Notes:

(i)	failure to pay principal or premium in respect of any debt securities of that series by the due date for such payment;

(ii)	failure to pay interest on any debt securities of that series within 30 days after the due date for such payment;

(iii)	we default in the performance of or breach our obligations under the “—Consolidation, Merger and Sale of Assets” covenant;

(iv)

we default in the performance of or breach any covenant or agreement in the indenture or under the debt securities of that series (other than a default specified in clause (i), (ii) or (iii) above) and such default or breach continues for a period of 30 consecutive days after written notice by the trustee or the holders of 25% or more in aggregate principal amount of the debt securities of that series then outstanding;

(v)

(a) there occurs with respect to any of our indebtedness, whether such indebtedness now exists or shall hereafter be created, (A) an event of default that has resulted in the holder thereof declaring the principal of such indebtedness to be due and payable prior to its stated maturity or (B) a failure to make a payment of principal, interest or premium when due (after giving effect to the expiration of any applicable grace period therefor, a “Payment Default”) and, in each case, such default continues for more than 30 days after the expiration of any grace period or extension of time for payment applicable thereto; provided that any such Event of Default shall be deemed cured and not continuing upon payment of such indebtedness, rescission of such declaration of acceleration, or waiver or with consent of the applicable lender; and (b) the outstanding principal amount of such indebtedness, together with the outstanding principal amount of any of our other indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, is equal to or exceeds the greater of (x) US$100,000,000 (or the Dollar Equivalent thereof) and (y) 2.5% of our Total Equity;

(vi)

one or more final judgments or orders for the payment of money are rendered against us and are not paid or discharged, and there is a period of 90 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against us (net of any amounts that our insurance carriers have paid or agreed to pay with respect thereto under applicable policies) to exceed the greater of (x) US$100,000,000 (or the Dollar Equivalent thereof) and (y) 2.5% of our Total Equity, during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;

(vii)

the entry by a court having jurisdiction in the premises of (a) a decree or order for relief in respect of us or any of our Principal Controlled Entities in an involuntary case or proceeding under any applicable bankruptcy, insolvency or other similar law or (b) a decree or order adjudging us or any of our Principal Controlled Entities bankrupt or insolvent, or approving as final and nonappealable a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of us or any of our Principal Controlled Entities under any applicable bankruptcy, insolvency or other similar law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator, or other similar official of us or any of our Principal Controlled Entities or of any substantial part of their respective property, or ordering the winding up or liquidation of their respective affairs (or any similar relief granted under any foreign laws), and in any such case the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive calendar days;

(viii)

the commencement by us or any of our Principal Controlled Entities of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency or other similar law or of any other case or proceeding to be adjudicated bankrupt or insolvent, or the consent by us or any Principal Controlled Entity to the entry of a decree or order for relief in respect of us or any of our Principal Controlled Entities in an involuntary case or proceeding under any applicable bankruptcy, insolvency or other similar law or the commencement of any bankruptcy or insolvency case or proceeding against us or any Principal Controlled Entity, or the filing by us or any Principal Controlled Entity of a petition or answer or consent seeking reorganization or relief with respect to us or any of our Principal Controlled Entities under any applicable bankruptcy, insolvency or other similar law, or the consent by us or any Principal Controlled Entity to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator, or other similar official of us or any of our Principal Controlled Entities or of any substantial part of their respective property pursuant to any such law, or the making by us or any of our Principal Controlled Entities of a general assignment for the benefit of creditors in respect of any indebtedness as a result of an inability to pay such indebtedness as it becomes due, or the admission by us or any of our Principal Controlled Entities in writing of our inability to pay our debts generally as they become due, or the taking of corporate action by us or any of our Principal Controlled Entities that resolves to commence any such action;

(ix)

the debt securities of that series or the indenture is or becomes or is claimed by us to be unenforceable, invalid or ceases to be in full force and effect otherwise than is permitted by the indenture; and

(x)	any other event of default described in the applicable prospectus supplement.

However, a default under clause (iv) of the preceding paragraph will not constitute an Event of Default until the trustee or the holders of 25% or more in aggregate principal amount of the debt securities of that series then outstanding provide written notice to us of the default and we do not cure such default within the time specified in clause (iv) of the preceding paragraph after receipt of such notice.

If an Event of Default (other than an Event of Default described in clauses (vii) and (viii) above) shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding by written notice as provided in the indenture may, and the trustee, upon instructions from holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding and subject to receipt of pre-funding, security and/or indemnity to its satisfaction, shall declare the unpaid principal amount of such debt securities and any accrued and unpaid interest and premium (if any) thereon (and any Additional Amount payable in respect thereof) to be due and payable immediately upon receipt of such notice. If an Event of Default in clause (v) above shall occur, the declaration of acceleration of the debt securities shall be automatically annulled if the default triggering such Event of Default pursuant to clause (v) shall be remedied or cured by us or waived by the holders of the relevant indebtedness within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the debt securities of that series would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all Events of Default, other than the non-payment of principal, premium (if any) or interest on the debt securities of that series that became due solely because of the acceleration of the debt securities of that series, have been cured or waived. If an Event of Default in clauses (vii) or (viii) above shall occur, the unpaid principal amount of all the debt securities then outstanding and any accrued and unpaid interest thereon will automatically, and without any declaration or other action by the trustee or any holder of such debt securities, become immediately due and payable. After a declaration of acceleration but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of at least a majority in aggregate principal amount of the debt securities of that series then outstanding may, under certain circumstances, waive all past defaults and rescind and annul such acceleration if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all Events of Default, other than the non-payment of principal, premium, if any, or interest on such debt securities that became due solely because of the acceleration of such debt securities, have been cured or waived. For information as to waiver of defaults, see “—Modification and Waiver.”

In case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the indenture or enforce any provisions of the Indenture or the debt securities at the request, order or direction of any of the holders of debt securities, unless the requisite number of holders shall have instructed the trustee in writing and offered to the trustee pre-funding, security and/or indemnity satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby. Subject to certain provisions, including those requiring pre-funding, security and/or indemnification of the trustee, the holders of a majority in aggregate principal amount of the debt securities of a series then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or the debt securities, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such holder has previously given to the trustee written notice of a continuing Event of Default with respect to the debt securities of that series, (ii) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding have made written request to the trustee to institute such proceeding, (iii) such holder or holders have offered pre-funding, security and/or indemnity satisfactory to the trustee and (iv) the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding a written direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of the right to receive payment of the principal of, premium (if any) or interest on such debt security on or after the applicable due date specified in such debt security.

Limitation on Liens

So long as any Note remains outstanding, we will not create or have outstanding, and we will ensure that none of our Principal Controlled Entities will create or have outstanding, any Lien upon the whole or any part of our/their respective present or future undertaking, assets or revenues (including any uncalled capital) securing any Relevant Indebtedness or create or have outstanding any guarantee or indemnity in respect of any Relevant Indebtedness either of us or of any of our Principal Controlled Entities, without (i) at the same time or prior thereto securing or guaranteeing the Notes equally and ratably therewith or (ii) providing such other security or guarantee for the Notes as shall be approved by an act of the holders of each series of the Notes holding at least a majority of the principal amount of that series of the Notes then outstanding.

The foregoing restriction will not apply to:

(i)	any Lien arising or already arisen automatically by operation of law which is timely discharged or disputed in good faith by appropriate proceedings;

(ii)

any Lien in respect of the obligations of any Person which becomes a Principal Controlled Entity or which merges with or into us or a Principal Controlled Entity after the date of the indenture which is in existence at the date on which it becomes a Principal Controlled Entity or merges with or into us or a Principal Controlled Entity; provided that any such Lien was not incurred in anticipation of such acquisition or of such Person becoming a Principal Controlled Entity or being merged with or into us or a Principal Controlled Entity;

(iii)	any Lien created or outstanding in favor of us;

(iv)

any Lien in respect of Relevant Indebtedness of us or any Principal Controlled Entity with respect to which we or such Principal Controlled Entity has paid money or deposited money or securities with a fiscal agent, trustee or depository to pay or discharge in full the obligations of us or such Principal Controlled Entity in respect thereof (other than the obligation that such money or securities so paid or deposited, and the proceeds therefrom, be sufficient to pay or discharge such obligations in full);

(v)

any Lien created in connection with Relevant Indebtedness of us or any Principal Controlled Entity denominated in Chinese Renminbi and initially offered, marketed or issued primarily to Persons resident in China;

(vi)	any Lien created in connection with a project financed with, or created to secure, Non-recourse Obligations; or

(vii)

any Lien arising out of the refinancing, extension, renewal or refunding of any Relevant Indebtedness secured by any Lien permitted by the foregoing clause (ii), (v), (vi) or this clause (vii); provided that such Relevant Indebtedness is not increased beyond the principal amount thereof (together with the costs of such refinancing, extension, renewal or refunding) and is not secured by any additional property or assets.

“Lien” means any mortgage, charge, pledge, lien or other form of encumbrance or security interest.

“Non-recourse Obligation” means indebtedness or other obligations substantially related to (1) the acquisition of assets not previously owned by us or any of our Controlled Entities or (2) the financing of a project involving the purchase, development, improvement or expansion of properties of ours or any of our Controlled Entities, as to which the obligee with respect to such indebtedness or obligation has no recourse to us or any of our Controlled Entities of ours or to our or any such Controlled Entity’s assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“Relevant Indebtedness” means any indebtedness which is in the form of, or represented or evidenced by, bonds, notes, debentures, loan stock or other securities which for the time being are, or are intended to be or are commonly, quoted, listed or dealt in or traded on any stock exchange or over-the-counter or other securities market, except (i) any indebtedness in the form of, or represented or evidenced by, bonds, notes, debentures, loan stock or other securities initially offered, marketed or issued primarily to Persons resident in the PRC and dominated in Renminbi, and (ii) any Non-recourse Obligations.

Certain Definitions

The definition of “Principal Controlled Entities,” which is included under the heading “Description of Debt Securities—Certain Definitions” in the accompanying prospectus, will apply to the Notes, provided that it has been modified, inter alia, to exclude certain listed Controlled Entities from such definition, such that the description of such provisions with respect to the Notes is as follows:

“Principal Controlled Entities” at any time shall mean one of our Non-listed Controlled Entities

(i)	as to which one or more of the following conditions is/are satisfied:

(a)

its total revenue or (in the case of one of our Non-listed Controlled Entities which has one or more Non-listed Controlled Entities) consolidated total revenue attributable to us is at least 10% of our consolidated total revenue;

(b)

its net profit or (in the case of one of our Non-listed Controlled Entities which has one or more Non-listed Controlled Entities) consolidated net profit attributable to us (in each case before taxation and exceptional items) is at least 10% of our consolidated net profit (before taxation and exceptional items); or

(c)

its net assets or (in the case of one of our Non-listed Controlled Entities which has one or more Non-listed Controlled Entities) consolidated net assets attributable to us (in each case after deducting minority interests in Subsidiaries) are at least 10% of our consolidated net assets (after deducting minority interests in Subsidiaries);

all as calculated by reference to the then latest audited financial statements (consolidated or, as the case may be, unconsolidated) of our Non-listed Controlled Entity and our then latest audited consolidated financial statements;

provided that, in relation to paragraphs (a), (b) and (c) above:

(1)

in the case of a corporation or other business entity becoming a Non-listed Controlled Entity after the end of the financial period to which our latest consolidated audited accounts relate, the reference to our then latest consolidated audited accounts and our Non-listed Controlled Entities for the purposes of the calculation above shall, until our consolidated audited accounts for the financial period in which the relevant corporation or other business entity becomes a Non-listed Controlled Entity are issued, be deemed to be a reference to the then latest consolidated audited accounts of us and our Non-listed Controlled Entities adjusted to consolidate the latest audited accounts (consolidated in the case of a Non-listed Controlled Entity which itself has Non-listed Controlled Entities) of such Non-listed Controlled Entity in such accounts;

(2)

if at any relevant time in relation to us or any Non-listed Controlled Entity which itself has Non-listed Controlled Entities, no consolidated accounts are prepared and audited, total revenue, net profit or net assets of us and/or any such Non-listed Controlled Entity shall be determined on the basis of pro forma consolidated accounts prepared for this purpose by or on behalf of us;

(3)

if at any relevant time in relation to any Non-listed Controlled Entity, no accounts are audited, its net assets (consolidated, if appropriate) shall be determined on the basis of pro forma accounts (consolidated, if appropriate) of the relevant Non-listed Controlled Entity prepared for this purpose by or on behalf of us; and

(4)

if the accounts of any Non-listed Controlled Entity (not being a Non-listed Controlled Entity referred to in proviso (1) above) are not consolidated with our accounts, then the determination of whether or not such Non-listed Controlled Entity is a Principal Controlled Entity shall be based on a pro forma consolidation of its accounts (consolidated, if appropriate) with our consolidated accounts (determined on the basis of the foregoing); or

(ii)

to which is transferred all or substantially all of the assets of a Controlled Entity which immediately prior to the transfer was a Principal Controlled Entity; provided that, with effect from such transfer, the Controlled Entity which so transfers its assets and undertakings shall cease to be a Principal Controlled Entity (but without prejudice to paragraph (i) above) and the Controlled Entity to which the assets are so transferred shall become a Principal Controlled Entity.

An officers’ certificate delivered to the trustee certifying in good faith as to whether or not a Non-listed Controlled Entity is a Principal Controlled Entity shall be conclusive in the absence of manifest error.”

“Non-listed Controlled Entities” means the Controlled Entities other than (i) any Controlled Entities with shares of common stock or other common equity interests listed on an internationally recognized stock exchange; and (ii) any Subsidiaries or Consolidated Affiliated Entities of any Controlled Entity referred to in clause (i) of this definition.

NDRC Post-Issuance Filing

The Company will notify the trustee if it does not file or cause to be filed with the NDRC the requisite information and documents required to be filed with the NDRC within 10 PRC Business Days after the completion of the Notes issuance in accordance with the Circular on Promoting the Reform of the Administrative System on the Issuance by Enterprises of Foreign Debt Filings and Registrations (国家发展改革委关于推进企业发行外债备案登记制管理改革的通知 [2015]2044号 ) issued by the NDRC and which came into effect on September 14, 2015 and any implementation rules as issued by the NDRC as in effect at such time (the “Post-Issuance Filing”). Such notification to the trustee shall be made within 10 PRC Business Days after such failure to complete the Post-Issuance Filing.

The trustee shall have no obligation to monitor and ensure the completion of the NDRC Post-Issuance Filing on or before the deadline referred to above or to verify the accuracy, validity, and/or genuineness of any documents in relation to or in connection with the NDRC Post-Issuance Filing, and shall not be liable to the holders or any other person for not doing so.

“PRC Business Day” means a day other than a Saturday, Sunday or a day on which banking institutions in China are authorized or obligated by law, regulation or executive order to remain closed.

Legal Defeasance and Covenant Defeasance

The provisions of the indenture relating to legal defeasance and covenant defeasance, which are described under the heading “Description of Debt Securities—Legal Defeasance and Covenant Defeasance” in the

accompanying prospectus, will apply to the Notes, and in addition, we may also exercise Covenant Defeasance with respect to our obligations under the indenture and the Notes that are described under the headings “—Repurchase Upon Triggering Event” and “—Limitation on Liens” above.

No Sinking Fund

The Notes will not be subject to, nor entitled to the benefit of, any sinking fund.

Book-Entry; Delivery and Form

Each series of the Notes will be represented by one or more global notes that will be deposited with and registered in the name of The Depository Trust Company, New York, New York (“DTC”) or its nominee for the accounts of its participants, including Euroclear Bank SA/ NV (“Euroclear”) as operator of the Euroclear System, and Clearstream Banking S.A. (“Clearstream”). We will not issue certificated Notes, except in the limited circumstances described below. Transfers of ownership interests in the global notes will be effected only through entries made on the books of DTC participants acting on behalf of beneficial owners. You will not receive written confirmation from DTC of your purchase. The direct or indirect participants through whom you purchased the Notes should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The direct and indirect participants are responsible for keeping accurate account of the holdings of their customers like you. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in the global notes.

You, as the beneficial owner of Notes, will not receive certificates representing ownership interests in the global notes, except in the following limited circumstances: (1) DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be eligible under the indenture and a successor depositary is not appointed within 90 days; (2) we determine that the Notes will no longer be represented by global notes and execute and deliver to the trustee an officers’ certificate to such effect; or (3) an event of default with respect to the Notes will have occurred and be continuing and a holder requests us to issue a certificated note. These certificated Notes will be registered in such name or names as DTC will instruct the trustee and the agents. It is expected that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global notes.

So long as DTC or its nominee is the registered owner and holder of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the global notes for all purposes under the indenture relating to the Notes. Except as provided above, you, as the beneficial owner of interests in the global notes, will not be entitled to have Notes registered in your name, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owner or holder thereof under the indenture. Accordingly, you, as the beneficial owner, must rely on the procedures of DTC and, if you are not a DTC participant, on the procedures of the DTC participants through which you own your interest, to exercise any rights of a holder under the indenture.

Neither we, the trustee, nor any other agent of ours or agent of the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in global notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. DTC’s practice is to credit the accounts of DTC’s direct participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in a security as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on the payment date. The underwriters will initially designate the accounts to be credited. Beneficial owners may experience delays in receiving distributions on their Notes because distributions will initially be made to DTC and they must be transferred through the chain of intermediaries to the beneficial owner’s account. Payments by DTC participants to you will be the responsibility of the DTC participant and not of DTC, the trustee, any agent or us. Accordingly, we, the trustee and any agent will have no responsibility or liability for: any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in the Notes represented by a global securities certificate; any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global securities certificate held through those participants; or the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We have been informed that, under DTC’s existing practices, if we request any action of holders of senior notes, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder of the Notes is entitled to take under the indenture, DTC would authorize the direct participants holding the relevant beneficial interests to take such action, and those direct participants and any indirect participants would authorize beneficial owners owning through those direct and indirect participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Clearstream and Euroclear have provided us with the following information:

Clearstream

Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream participants include underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Clearstream’s U.S. participants are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly.

Distributions with respect to the Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear

Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing and interacts with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV under contract with Euroclear plc, a U.K. corporation. All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of

Euroclear participants. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear operator is a Belgian bank. As such it is regulated by the Belgian Banking and Finance Commission.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific clearance accounts. The Euroclear operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to the Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Euroclear has further advised us that investors who acquire, hold and transfer interests in the Notes by book-entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities certificates.

Global Clearance and Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same Day Funds Settlement System. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving Notes through DTC, and making or receiving payment in accordance with normal procedures for same day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time zone differences, credits of the Notes received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Euroclear participants or Clearstream participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the Notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither we nor the trustee and the paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

TAXATION

Prospective investors should consult their tax advisors regarding the possible tax consequences of the ownership and disposition of the Notes under the laws of their country of citizenship, residence, or domicile.

Cayman Islands Taxation

The following is a discussion of certain Cayman Islands income tax consequences of an investment in the Notes. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under existing Cayman Islands law, payments of interest and principal on the Notes will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal to any holder of the Notes, nor will gains derived from the disposal of the Notes be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation, or capital gains tax and no estate duty, inheritance tax, or gift tax. No stamp duty is payable in respect of the issue of the Notes. An instrument of transfer in respect of a Note is stampable if executed in or brought into the Cayman Islands.

PRC Taxation

The following is a summary of certain PRC tax consequences of the purchase, ownership, and disposition of Notes to non-resident enterprises and non-resident individuals. It is based upon applicable laws, rules, and regulations in effect as of the date of this prospectus supplement, all of which are subject to change (possibly with retroactive effect). This discussion does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase, own, or dispose of the Notes and does not purport to deal with consequences applicable to all categories of investors, some of which may be subject to special rules. Persons considering the purchase of Notes should consult their own tax advisors concerning the tax consequences of the purchase, ownership, and disposition of Notes, including such possible consequences under the laws of their country of citizenship, residence, or domicile.

As described in our 2019 Form 20-F, we may be deemed a PRC “resident enterprise” under PRC tax laws. See “Item 10.E. Taxation—People’s Republic of China Taxation” in our 2019 Form 20-F. If we are considered a PRC resident enterprise under the PRC Enterprise Income Tax Law, holders of Notes that are non-resident enterprises may be subject to PRC withholding tax on interest or premium (if any) paid by us or PRC enterprise income tax on any gains realized from the transfer of Notes, if such income is considered to be derived from sources within the PRC, at a rate of 10%, provided that such non-resident enterprise investor (i) has no establishment or premises in the PRC, or (ii) has an establishment or premises in the PRC but its income derived from the PRC has no real connection with such establishment or premises. Furthermore, if we are considered a PRC resident enterprise and the relevant PRC tax authorities consider interest we pay on the Notes, or premium (if any) or any gains realized from the transfer of Notes to be income derived from sources within the PRC, such interest or premium received by non-resident individuals may be subject to PRC withholding tax and such gain realized by non-resident individuals may be subject to PRC individual income tax, in each case at a rate of 20%. Any PRC tax liability on interest, premium or gain described above may be reduced under applicable tax treaties. However, it is unclear whether in practice non-resident holders would be able to obtain the benefits of income tax treaties entered into between the PRC and their countries. In addition, if we are considered a PRC resident enterprise under the PRC Enterprise Income Tax Law, interest payable by us to non-resident holders of the Notes may be subject to PRC value-added tax at a rate of 6% and related local levies, including educational surtax and urban maintenance and construction tax at a rate of up to 0.72%.

If we are not deemed a PRC resident enterprise, non-resident enterprise and non-resident individual holders of Notes will not be subject to PRC income tax on any payments of interest on, or gains from the transfer of, Notes.

Hong Kong

The following summary contains a description of the principal tax laws of Hong Kong, as in effect on the date of this prospectus supplement, and is subject to any change in the tax laws of Hong Kong that may come into effect after such date (which may have retroactive effect).

No Hong Kong tax will be required to be withheld from payments of principal or interest on the Notes. Interest on the Notes is not subject to Hong Kong profits tax, except where the interest is received by or accrued to a financial institution (as defined in the Inland Revenue Ordinance) through or from the carrying on by the financial institution of its business in Hong Kong.

Hong Kong profits tax is not chargeable in respect of capital gains from the sale of property such as the Notes. However, trading profits from the sale, disposal or redemption of the Notes by persons carrying on a trade, profession or business in Hong Kong where such profits are derived from or arise in Hong Kong from such, trade, profession or business are chargeable to profits tax currently at the rate of 16.5% on corporations and 15% on individuals. Profits from the sale of Notes effected on the SEHK will be considered to be derived from or arise in Hong Kong. Liability for Hong Kong profits tax would thus arise in respect of trading gains from the sale, disposal or redemption of the Notes realized by persons carrying on a business of trading or dealing in securities in Hong Kong.

No Hong Kong stamp duty is payable on the sale, purchase or other disposal of bonds or notes denominated otherwise than in the currency of Hong Kong, provided that the bonds or notes are not redeemable, and may not at the option of any person be redeemed, in the currency of Hong Kong. Therefore, a sale or purchase or other disposal of the Notes will not be subject to Hong Kong stamp duty.

U.S. Federal Income Tax Considerations

The following are material U.S. federal income tax consequences to the U.S. Holders described below of owning and disposing of Notes that are (i) purchased in this offering at the “issue price,” which will equal the first price at which a substantial amount of the Notes is sold to the public (not including bond houses, brokers or similar persons acting in the capacity of underwriters, placement agents or wholesalers) and (ii) held as capital assets for U.S. federal income tax purposes.

This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances. For example, this discussion does not address any special tax accounting rules set forth under Section 451 of the Internal Revenue Code of 1986, as amended (the “Code”), nor does this discussion address any alternative minimum or Medicare contribution tax consequences, or differing tax consequences that may apply if you are, for instance:

•	a financial institution;

•	an insurance company;

•	a dealer or trader in securities that uses a mark-to-market method of tax accounting;

•	a person holding Notes as part of a “straddle” or integrated transaction;

•	a person whose functional currency is not the U.S. dollar;

•	an entity or arrangement treated as a partnership for U.S. federal income tax purposes;

•	a tax-exempt entity; or

•	a person holding Notes in connection with a trade or business conducted outside the United States.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes owns the Notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships owning Notes and their partners should consult their tax advisers concerning the U.S. federal income tax consequences to them of the acquisition, ownership, and disposition of Notes.

This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, as well as the income tax treaty between the United States and the PRC (the “Treaty”), all as of the date hereof, any of which may be repealed, revoked or modified (possibly with retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below. Persons considering the purchase, ownership or disposition of Notes should consult their tax advisers concerning the application of the U.S. federal income tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local, or non-U.S. taxing jurisdiction.

You are a U.S. Holder for purposes of this discussion if you are, for U.S. federal income tax purposes, a beneficial owner of a Note and:

•	a citizen or individual resident of the United States;

•	a corporation or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

It is expected, and this discussion assumes, that the Notes will be issued without “original issue discount” for U.S. federal income tax purposes. If, however, the principal amount of the Notes exceeds their issue price by a specified de minimis amount or more, as determined under applicable Treasury regulations, a U.S. Holder will be required to include that excess in income as original issue discount, as it accrues, in accordance with a constant-yield method based on a compounding of interest, before the receipt of cash attributable to this income.

Interest. Stated interest paid on a Note will be taxable to you as ordinary interest income at the time it accrues or is received, in accordance with your method of accounting for U.S. federal income tax purposes. The amount of interest will include any amounts withheld by us in respect of PRC taxes and any additional amounts paid with respect thereto.

Interest will generally be treated as foreign-source income for U.S. federal income tax purposes, which may be relevant to you in calculating your foreign tax credit limitation. As described in “Taxation—PRC Taxation,” interest payments on the Notes may be subject to PRC withholding tax. Subject to applicable limitations, some of which vary depending upon your particular circumstances, any PRC income (but not value added) taxes withheld from payments of interest on a Note (at a rate not exceeding any applicable Treaty rate) generally will be creditable against your U.S. federal income tax liability. The rules governing foreign tax credits are complex, and you should consult your tax adviser regarding the availability of foreign tax credits in your particular circumstances. Instead of claiming a credit, subject to applicable limitations, you may elect to deduct any PRC taxes in computing your taxable income, subject to applicable limitations. An election to deduct foreign taxes instead of claiming foreign tax credits must apply to all foreign taxes paid or accrued in the taxable year.

Sale or other taxable disposition of Notes. You will generally recognize capital gain or loss on the sale or other taxable disposition of a Note in an amount equal to the difference between the amount realized and your tax basis in the Note. The amount realized will not include any amount attributable to accrued interest, which will be treated as described above under “—Interest.” Your tax basis will generally equal your U.S. dollar cost of the Note. Gain or loss, if any, will be long-term capital gain or loss if at the time of sale or other taxable disposition the Notes have been held for more than one year. The deductibility of capital losses is subject to limitations.

As described in “Taxation—PRC Taxation” above, if we are treated as a PRC resident enterprise, gain realized on the disposition of Notes may be subject to PRC tax. You will be entitled to use foreign tax credits to offset only the portion of your U.S. federal income tax liability that is attributable to foreign-source income. Because under the Code capital gains are generally treated as U.S.-source, this limitation may preclude you from claiming a credit for all or a portion of any PRC taxes imposed on dispositions. However, if you are eligible for the benefits of the Treaty, you may be able to treat the gain as PRC-source under the Treaty. You should consult your tax adviser regarding your eligibility for Treaty benefits and whether you will be able to credit any PRC tax on dispositions against your U.S. federal income tax liabilities in your particular circumstances.

Backup withholding and information reporting. You will be subject to information reporting requirements with respect to payments on your Notes and proceeds from a sale or other taxable disposition of a Note if paid within the United States or through certain U.S.-related financial intermediaries, unless an exception applies. In addition, you may be subject to backup withholding in respect of those payments if you do not provide your taxpayer identification number and certify that you are not subject to backup withholding, or provide proof of an applicable exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service.

You may be required to report information relating to any non-U.S. account through which you hold the Notes, subject to certain exceptions. You should consult your tax adviser regarding information reporting requirements relating to your ownership of the Notes.

CERTAIN BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the Notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans. Where we are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the Notes by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption.

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. These class exemptions include PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the Notes and related lending transactions, provided that neither we nor any of our affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the Notes.

Accordingly, the Notes may not be purchased or held by any Plan unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service-provider exemption or there is some other basis on which the purchase and holding of the Notes will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code. Each purchaser or holder of the Notes (or any interest therein) will be deemed to have represented by its purchase or holding of the Notes (or any interest therein) that either (a) it is not a Plan and its purchase and holding of the Notes (or any interest therein) is not made on behalf of or with “plan assets” of any Plan or (b) its purchase, holding and subsequent disposition of the Notes (or any interest therein) will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the fiduciary responsibility and/or prohibited transaction provisions of ERISA and Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”). Accordingly, each such purchaser or holder of the Notes (or any interest therein) will be deemed to have represented by its purchase or holding of the Notes (or any interest therein) that its purchase, holding and subsequent disposition of the Notes (or any interest therein) is not prohibited or otherwise a violation under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any Plan or Non-ERISA Arrangement consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the purchase and holding of the Notes will not constitute or result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

Each purchaser and holder of the Notes has the exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the Notes do not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws. The sale of any Notes to any Plan or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

Neither this discussion nor anything in this prospectus supplement is or is intended to be investment advice directed at any potential purchaser that is a Plan or Non-ERISA Arrangement, or at such purchasers generally, and such purchasers should consult and rely on their counsel and advisers as to whether an investment in the Notes is suitable and consistent with ERISA, the Code and any Similar Laws, as applicable.

UNDERWRITING

Subject to the terms and conditions contained in the underwriting agreement, dated as of the date of this prospectus supplement between us and the underwriters named below, for whom BofA Securities, Inc., J.P. Morgan Securities LLC, Goldman Sachs (Asia) L.L.C., and Morgan Stanley & Co. LLC are acting as representatives, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of the Notes of each series set forth opposite its name below:

Underwriters	Principal Amount of the 2025 Notes		Principal Amount of the 2030 Notes
BofA Securities, Inc.		84,000,000		140,000,000
J.P. Morgan Securities LLC		84,000,000		140,000,000
Goldman Sachs (Asia) L.L.C.		42,000,000		70,000,000
Morgan Stanley & Co. LLC		15,000,000		25,000,000
Bank of China (Hong Kong) Limited		15,000,000		25,000,000
Credit Suisse Securities (USA) LLC		15,000,000		25,000,000
Deutsche Bank AG, Hong Kong Branch		15,000,000		25,000,000
The Hongkong and Shanghai Banking Corporation Limited		15,000,000		25,000,000
Mizuho Securities Asia Limited		15,000,000		25,000,000

Total	US$	300,000,000	US$	500,000,000

The underwriters are offering the Notes subject to their acceptance of the Notes from us, and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to purchase the Notes are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters must purchase all the Notes if they purchase any of the Notes. The underwriters reserve the right to withdraw, cancel, or modify offers to investors and to reject orders in whole or in part.

The underwriters initially propose to offer part of the Notes of each series directly to the public at the offering prices described on the cover page of this prospectus supplement. After the initial offering of the Notes, the underwriters may from time to time vary the offering prices and other selling terms. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Certain of the underwriters are not broker-dealers registered with the SEC. Therefore, to the extent they intend to make any offers or sales of Notes in the United States, they will do so only through one or more registered broker-dealers in compliance with applicable securities laws and regulations, and FINRA rules. Goldman Sachs (Asia) L.L.C. will offer the Notes in the United States through its registered broker-dealer affiliate Goldman, Sachs & Co. LLC. Bank of China (Hong Kong) Limited is not a broker-dealer registered with the SEC and it may not make sales in the United States or to U.S. persons. Bank of China (Hong Kong) Limited has agreed that it does not intend to, and will not, offer or sell any of the Notes in the United States or to U.S. persons in connection with this offering. Deutsche Bank AG, Hong Kong Branch will offer the Notes in the United States through its SEC-registered broker-dealer affiliate in the United States, Deutsche Bank Securities Inc. The Hongkong and Shanghai Banking Corporation Limited will offer the Notes in the United States through its SEC-registered broker-dealer affiliate in the United States, HSBC Securities (USA) Inc. Mizuho Securities Asia Limited is not a broker-dealer registered with the SEC and it may not make sales in the United States or to U.S. persons. Mizuho Securities Asia Limited has agreed that it does not intend to, and will not, offer or sell any of the Notes in the United States or to U.S. persons in connection with this offering.

The following table shows the underwriting discounts that we will pay to the underwriters in connection with this offering:

	Paid by Us
Per 2025 Note		0.32%
Per 2030 Note		0.32%
Total	US$	2,560,000

Expenses associated with this offering to be paid by us, other than underwriting commissions and discounts, are estimated to be approximately US$2.8 million.

We have agreed that, for a period until 30 days after the date of closing (which is expected to be the fifth business day following the date of this prospectus supplement), we will not, without the prior written consent of the representatives, offer, sell, contract to sell, or otherwise dispose of any securities issued or guaranteed by us that are substantially similar to the Notes. The underwriters in their sole discretion may consent to the offering and sale of such securities by us at any time without notice. We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The Notes will constitute a new class of securities with no established trading market. Application has been made for the listing and quotation of the Notes on the SEHK. However, we cannot assure you that the prices at which the Notes will sell in the market after this offering will not be lower than the initial offering price or that an active trading market for the Notes will develop and continue after this offering. The underwriters have advised us that they currently intend to make a market in the Notes. However, they are not obligated to do so and they may discontinue any market-making activities with respect to the Notes at any time without notice. Accordingly, we cannot assure you as to the liquidity of, or the trading market for, the Notes.

The underwriters (or their affiliates) may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids to the extent permitted by applicable laws and regulations. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Covering transactions involve purchase of the Notes in the open market after the distribution has been completed in order to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the Notes originally sold by such dealer are purchased in a stabilizing transaction or a covering transaction to cover short positions. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

We expect to deliver the Notes against payment for the Notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of the pricing of the Notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally settle in two business days, and purchasers who wish to trade Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on the date of pricing should consult their own advisor.

The address of BofA Securities, Inc. is One Bryant Park, New York, New York, 10036, United States. The address of J.P. Morgan Securities LLC is 383 Madison Avenue, New York, NY 10179, U.S.A. The address of Goldman Sachs (Asia) L.L.C. is 68/F, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong. The address of Morgan Stanley & Co. LLC is 29th Floor, 1585 Broadway, New York, New York 10036, United States. The address of Bank of China (Hong Kong) Limited is 34/F, Bank of China Tower, 1 Garden Road, Hong Kong. The

address of Credit Suisse Securities (USA) LLC is Eleven Madison Avenue, New York, NY 10010-3629, USA. The address of Deutsche Bank AG, Hong Kong Branch is 60/F, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong. The address of The Hongkong and Shanghai Banking Corporation Limited is The Hongkong and Shanghai Banking Corporation Limited, Level 17, HSBC Main Building 1 Queen’s Road Central, Hong Kong. The address of Mizuho Securities Asia Limited 14-15/F., K11 Atelier, 18 Salisbury Road, Tsim Sha Tsui, Kowloon, Hong Kong.

Sale, Exchange, Redemption, and Other Disposition of the Notes

European Economic Area and the United Kingdom

Prospectus Directive Public Offer Selling Restriction

In relation to each member state of the European Economic Area and the United Kingdom (each a “Relevant State”), no Notes have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the Notes that has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of Notes may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(i)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(ii)

to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(iii)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation;

provided that no such offer of Notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any Notes in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any Notes to be offered so as to enable an investor to decide to purchase or subscribe for any Notes, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Prohibition of Sales to EEA and UK Retail Investors

Each underwriter has represented and agreed that it has not offered, sold, or otherwise made available and will not offer, sell, or otherwise make available any Notes to any retail investor in the European Economic Area or in the United Kingdom.

For the purposes of this provision:

(i)	the expression “retail investor” means a person who is one (or more) of the following:

(a)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(b)

a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(c)	not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”); and

(ii)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes.

United Kingdom

No invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by the underwriters in connection with the issue or sale of the Notes may be communicated or caused to be communicated except in circumstances in which section 21(1) of the FSMA does not apply to the underwriters. All applicable provisions of the FSMA must be complied with respect to anything done or to be done by the underwriters in relation to any Notes in, from or otherwise involving the United Kingdom.

Hong Kong

This prospectus supplement and the accompanying prospectus have not been and will not be registered with the Registrar of Companies in Hong Kong. Accordingly, except as mentioned below, this prospectus supplement may not be issued, circulated or distributed in Hong Kong. A copy of this prospectus supplement and the accompanying prospectus may, however, be issued to prospective applicants for the Notes in Hong Kong in a manner which does not constitute an offer of the Notes to the public in Hong Kong or an issue, circulation or distribution in Hong Kong of a prospectus for the purposes of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Chapter 32 of the Laws of Hong Kong). No advertisement, invitation, or document relating to the Notes may be issued or may be in the possession of any person other than with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning as defined in the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) and any rules made thereunder.

Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

Neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may any Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person that is:

(i)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(ii)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except:

(1)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law;

(4)	as specified in Section 276(7) of the SFA; or

(5)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

China

This prospectus supplement and the accompanying prospectus may not be circulated or distributed in China and the Notes may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any PRC resident.

Cayman Islands

No Notes will be offered or sold to the public in the Cayman Islands.

British Virgin Islands

No invitation will be made directly or indirectly to any person resident in the British Virgin Islands to subscribe for any of the Notes.

Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Other Relationships

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advising, investment management, investment research, principal investment, hedging, financing, and brokerage activities. Certain of the underwriters and their respective affiliates have in the past engaged, and may in the future engage, in transactions with and perform services, including financial advisory, commercial banking, and investment banking services, for us and our affiliates in the ordinary course of business for which they received or will receive customary fees and expenses. We may enter into hedging or other derivative transactions as part of our risk management strategy with the underwriters and their affiliates, which may include transactions relating to our obligations under the Notes. Our obligations under these transactions may be secured by cash or other collateral. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments, its direct or indirect subsidiaries and consolidated affiliated entities. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. The underwriters or certain of their affiliates may purchase Notes and be allocated Notes for asset management and/or proprietary purposes and not with a view to distribution.

LEGAL MATTERS

We are being represented by Davis Polk & Wardwell with respect to legal matters of United States federal securities and New York State law, by Maples and Calder (Hong Kong) LLP with respect to legal matters of Cayman Islands law and by Han Kun Law Offices with respect to legal matters of PRC law. The underwriters are being represented by Latham & Watkins LLP with respect to legal matters of United States federal securities and New York State law and Zhong Lun Law Firm with respect to legal matters of PRC law. The validity of the Notes will be passed upon for us by Davis Polk & Wardwell and for the underwriters by Latham & Watkins LLP. Davis Polk & Wardwell may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Han Kun Law Offices with respect to matters governed by PRC law, and Latham & Watkins LLP may rely upon Zhong Lun Law Firm with respect to matters governed by PRC law.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the annual report on Form 20-F for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The offices of PricewaterhouseCoopers Zhong Tian LLP are located at 6/F DBS Bank Tower, 1318, Lu Jia Zui Ring Road, Pudong New Area, Shanghai 200120, People’s Republic of China.

PROSPECTUS

Tencent Music Entertainment Group

Debt Securities

We may offer and sell debt securities from time to time. This prospectus may not be used to consummate any sales of securities unless accompanied by a prospectus supplement which will describe the method and terms of the offering. We will provide the specific terms of any offering and the offered securities in one or more supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus.

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors ” on page 7 of this prospectus, in any accompanying prospectus supplement or in the documents incorporated by reference into this prospectus before making a decision to invest in our securities.

We may offer and sell these debt securities to or through one or more agents, underwriters, dealers or other third parties or directly to one or more purchasers on a continuous or delayed basis. The names of any underwriters will be stated in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 24, 2020

You should rely only on the information contained or incorporated by reference into this prospectus, in the applicable prospectus supplement or in any free writing prospectus filed by us with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference into this prospectus and any prospectus supplement or in any free writing prospectus is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may offer and sell the debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the debt securities we may offer. Each time we use this prospectus to offer debt securities, we will provide one or more prospectus supplements that will contain specific information about the offering and the terms of those debt securities. We may also add, update or change other information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information we file with the SEC. The registration statement on file with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. If there is any inconsistency between the information in this prospectus and any related prospectus supplement, you should rely on the information in the applicable prospectus supplement. Before you invest in any securities offered by this prospectus, you should read this prospectus, any applicable prospectus supplements and the related exhibits to the registration statement filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

In this prospectus, unless otherwise indicated or unless the context otherwise requires,

•	“ADSs” refers to the American depositary shares, each representing two Class A ordinary shares;

•	“China” or the “PRC” refers to the People’s Republic of China, excluding, for the purposes of this prospectus only, Hong Kong, Macau and Taiwan;

•	“Group” refers to our company, its subsidiaries, its controlled structured entities (“Variable interest entities”, or “VIE”) and their subsidiaries (“Subsidiaries of VIEs”);

•	“HK$” or “Hong Kong dollars” refers to the legal currency of the Hong Kong SAR;

•	“IFRS” refers to International Financial Reporting Standards as issued by the International Accounting Standards Board;

•

“monthly ARPPU” of each of our online music services and social entertainment services for any given period refers to the monthly average of (i) the revenues of the respective services for that period divided by (ii) the number of paying users of the respective services for that period;

•	“ordinary shares” refer to our Class A and Class B ordinary shares, par value US$0.000083 per share;

•	“paying ratio” for a given period is measured by the number of paying users as a percentage of the mobile MAUs for that period;

•

“paying users” for our online music services (i) for any given quarter refers to the average of the number of users whose subscription packages remain active as of the last day of each month of that quarter; and (ii) for any given year refers to the average of the total number of paying users of the four quarters in that year. The number of paying users for our online music services for any given period excludes the number of users who only purchase digital music singles and albums during such period because these purchasing patterns tend to reflect specific releases, which may fluctuate from period to period;

•

“paying users” for our social entertainment services (i) for any given quarter refers to the average of the number of paying users for each month in that quarter; (ii) for any given year refers to the average of the total number of paying users of the four quarters in that year. The number of paying users of our social entertainment services for a given month refers to the number of users who contribute revenues to our social entertainment services (primarily through purchases of virtual gifts or premium memberships) during that month;

•	“RMB” refers to the legal currency of China;

•	“Tencent” refers to Tencent Holdings Limited, our controlling shareholder;

•	“US$,” “dollars” or “U.S. dollars” refers to the legal currency of the United States; and

•

“we,” “us,” “our company,” and “our” refer to Tencent Music Entertainment Group (or, where the context requires, its predecessor), its subsidiaries and, in the context of describing our operations and consolidated financial information, its VIEs.

•	with respect to MAU data used in this prospectus:

•

“mobile MAUs” or “PC MAUs” for a given month (i) with respect to each of our products (except WeSing) is measured as the number of unique mobile or PC devices, as the case may be, through which such product is accessed at least once in that month; and (ii) with respect to WeSing, is measured as the number of user accounts through which WeSing is accessed at least once in that month;

•	“mobile MAUs” for a given period refers to the monthly average of the sum of the mobile MAUs for that period;

•

“online music mobile MAUs” for a given month refers to the sum of mobile MAUs of our music products, namely QQ Music, Kugou Music, and Kuwo Music, for that month; duplicate access of different services by the same device is not eliminated from the calculation;

•

“social entertainment mobile MAUs” for a given month refers to the sum of mobile MAUs that have accessed the social entertainment services offered by (i) WeSing; (ii) Kugou’s Live Streaming services; and (iii) Kuwo’s Live Streaming services; duplicate access of different services by the same user account or device is not eliminated from the calculation;

•	“social entertainment mobile MAUs” for a given period refers to the monthly average of the sum of the social entertainment mobile MAUs for that period; and

•

our MAUs are calculated using internal company data, treating each distinguishable user account or device as a separate MAU even though some users may access our services using more than one user account or device and multiple users may access our services using the same user account or device.

References in any prospectus supplement to “the accompanying prospectus” are to this prospectus and to “the prospectus” are to this prospectus and the applicable prospectus supplement taken together.

We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted.

Our reporting currency is the Renminbi. This prospectus also contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus are made at RMB7.0651 to US$1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on June 30, 2020, except that translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi with respect to amounts for the year ended or as of December 31, 2019 are made at RMB6.9618 to US$1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on December 31, 2019. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus supplement could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of Renminbi into foreign exchange and through restrictions on foreign trade.

Unless otherwise stated, all discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements that reflect our current expectations and views of future events. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by terminology such as “may,” “will,” “expect,” “anticipate,” “aim,” “intend,” “plan,” “believe,” “estimate,” “is/are likely to,” “future,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to, among other things:

•	general economic, political, demographic and business conditions globally and in China;

•	fluctuations in inflation and exchange rates in China;

•	our ability to implement our growth strategy;

•	our ability to retain, grow and engage our user base and expand our music entertainment content offering;

•	our ability to retain and grow our paying user base and increase their spending on our services;

•	changes in consumer tastes and preferences;

•	the availability of qualified personnel and the ability to retain such personnel;

•	changes in content-related costs and other operating costs;

•	changes in government regulation and tax matters;

•	other factors that may affect our business, financial condition and results of operations; and

•	other risk factors discussed under “Risk Factors.”

We would like to caution you not to place undue reliance on these forward-looking statements and you should read these statements in conjunction with the risk factors disclosed herein. Other sections of this prospectus supplement include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements. We do not undertake any obligation to update or revise the forward-looking statements except as required under applicable law. You should read this prospectus supplement and the documents that we reference in this prospectus supplement completely and with the understanding that our actual future results may be materially different from what we expect.

OUR COMPANY

Our Mission

Our mission is to use technology to elevate the role of music in people’s lives, by enabling them to create, enjoy, share and interact with music.

Overview

We are pioneering the way people enjoy online music and music-centric social entertainment services.

We are the largest online music entertainment platform in China, operating four out of the top five music mobile apps in terms of mobile MAUs in the second quarter of 2020. Our platform comprises online music, online karaoke and music-centric live streaming products, supported by our content offerings, technology and data.

Our platform is an all-in-one music entertainment destination that allows users to seamlessly engage with music in many ways, including discovering, listening, singing, watching, performing and socializing, as illustrated in the diagram below. On our platform, social interactions such as sharing, liking, commenting, following and virtual gifting, are deeply integrated in our products and highly complementary to the core music experience, thereby enhancing our user experience, engagement and retention. As a result, we have built our platform into not just a music streaming platform, but a broad community for music fans to discover, listen, sing, watch, perform and socialize

Just as we value our users, we also respect those who create music. This is why we champion copyright protection—because unless content creators are rewarded for their creative work, there won’t be a sustainable music entertainment industry in the long run. Our scale, technology and commitment to copyright protection make us a partner of choice for artists and content owners.

We offer a comprehensive suite of music entertainment products to let users engage interactively with music by discovering, listening, singing, watching, performing and socializing.

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Our online music services, QQ Music, Kugou Music and Kuwo Music, enable users to discover and listen to music in personalized ways. We provide a broad range of features for music discovery, including music search and recommendations, music ranking charts, playlists, official music accounts and digital releases. We also offer comprehensive music-related video content including music videos, live performances and short videos.

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Our online karaoke social community, primarily WeSing, enables users to have fun by singing and interacting with friends, with most activities taking place between users already connected on Weixin/ WeChat or QQ. Each day, millions of users come to our platform to share what they have sung and to discover their friends’ performances. They can also sing duets with celebrities or other users, have a karaoke party in our virtual singing rooms, challenge each other in online sing-offs and request songs for artists or other users to sing live. WeSing continued to be the largest online singing social networks in China, where it allows users to share their singing performances with friends and discover songs that others have sung through a timeline feature similar to Weixin/WeChat Moments. We also recently launched Kugou Changchang, an online karaoke app under the Kugou brand, designed to further integrate interactive online singing experience with our online music streaming services.

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Our music-centric live streaming services, primarily Kugou Live and Kuwo Live, provide an interactive online stage for performers and users to showcase their talent and engage with those who are interested in their performance.

We have worked tirelessly to build a vibrant and fast-growing music platform with the following elements:

•	Users. We have a massive user base covering the largest music fan base in China with a full spectrum of user demographics, with 651 million online music mobile MAUs and 236 million social entertainment mobile MAUs in the second quarter of 2020. Our users are highly engaged, with each user on average spending over 70 minutes per day on our platform in the second quarter of 2020.

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Products. We develop and operate a portfolio of products that are engaging, social and fun. Our products allow users to discover and listen to music, sing and perform, as well as watch music videos and live music performances in a seamless and immersive way. With different music entertainment services fully integrated into one platform, users don’t just listen to music on our platform—after listening to a song, they may be inspired to sing that song and share the performance with friends or want to watch a live performance of the same song by a popular live streaming performer.

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Content. We have China’s largest music content library with over 40 million tracks from more than 400 domestic and international music labels as of June 30, 2020. We offer music content in recorded and live, audio and video formats of music videos, concerts and music shows, as well as an increasing range of other formats including short videos, variety shows, original soundtracks for games, films and TV shows, podcasts and audiobooks. In addition, hundreds of millions of users have shared their singing, short videos, live streaming of music performances, comments and music-related articles on our platform. Our content library also hosts a wide range of long-form audio content, including audiobooks, podcast and talk shows. As part of our effort to explore new opportunities to better serve our users, we launched innovative online concert brand TME Live to integrate offline concert with online live-streaming experience.

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Data and technology. The scale and engagement of our user base generate extensive data which enables us to develop innovative products that best cater to user preferences by utilizing deep learning and datamining and enhance user experience. We have also developed technology that can monitor and protect copyrighted music, which empowers our artists and content partners to promote their music and protect their creative work.

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Monetization. We have innovative and multi-faceted monetization models that mainly include subscriptions, sales of digital music, virtual gifts and premium memberships. They are seamlessly integrated with our products and services in a way that enhances user experience. Our strong monetization capability supports our long-term investments in content, technology and products. It also allows us to attract more content creators and transform China’s music entertainment industry. The number of our online music paying users grew significantly from 31.0 million in the second quarter of 2019 to 47.1 million in the second quarter of 2020, with a paying ratio of 7.2% in the second quarter of 2020. The number of our social entertainment paying users grew from 11.2 million in the second quarter of 2019 to 12.5 million in the second quarter of 2020.

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Significant synergies with Tencent. We benefit from unique access to Tencent’s massive user base, representing China’s largest online social community. The integration between Tencent’s products and our platform enables us to deliver a superior user experience and increase user engagement. For example, the music module embedded in the QQ mobile app allows QQ users to seamlessly access QQ Music. WeSing users can enjoy the recorded performances of their QQ friends and interact with them on our platform. We also benefit from the opportunities to collaborate with other platforms in Tencent’s content ecosystem. For example, in 2019 we collaborated with Tencent Games in the production of the original soundtrack for Honour of Kings, one of the most popular online games in China.

We have achieved growth and profitability at scale. For the six months ended June 30, 2020, our revenue reached RMB13,243 million (US$1,874 million), as compared to RMB11,634 million in the same period in 2019. For the six months ended June 30, 2019 and 2020, our profit for the period amounted to RMB1,914 million and RMB1,829 million (US$259 million), respectively. Our revenue increased from RMB10,981 million in 2017 to RMB18,985 million in 2018, and further to RMB25,434 million (US$3,653 million) in 2019. In 2017, 2018 and 2019, we reported profit for the year of RMB1,319 million, RMB1,832 million and RMB3,977 million (US$571 million), respectively, and recorded adjusted profit for the year of RMB1,904 million, RMB4,174 million and RMB4,903 million (US$704 million), respectively.

Our Brands and Products

We have four major product brands—QQ Music, Kugou, Kuwo and WeSing—through which we provide online music and music-centric social entertainment services to address the diverse music entertainment needs of music audiences in China.

Our products provide users with access to a comprehensive suite of service offerings, allowing them to listen, sing, watch and share music in a number of different ways and in a variety of settings. These services are fully integrated into our platform to give users a comprehensive music entertainment experience. Users can access these products through both mobile and PC as well as through in-car and smart, in-home entertainment systems.

Social interactions are deeply integrated in our products and highly complementary to the core music experience. Moreover, they help generate a strong network effect across our platform that enhances our user experience, engagement and retention. As a result, we are able to encourage music listeners to become singers and performers, and vice versa. As an illustration, a user who listens to a song on QQ Music frequently sings the same song on WeSing and shares the performance with friends on Weixin/WeChat or QQ, which in turn attracts their friends to download the WeSing app.

From a content perspective, QQ Music, Kugou Music and Kuwo Music are substantially integrated as they share access to all the tracks that we license from music labels. While QQ Music, Kugou Music and Kuwo Music are focused on different user segments with a low user overlap among themselves, we have a higher degree of user overlap between our online music services and social entertainment services as a result of the complementary nature of our products that attracts users from our online music services to our social entertainment services. We also adopt a holistic approach to operating our online music services and social entertainment services.

Corporate Information

Our principal executive offices are located at 17/F, Matsunichi Building, Kejizhongyi Road, Midwest District of Hi-tech Park, Nanshan District, Shenzhen, 518057, the People’s Republic of China. Our telephone number at this address is +86 755 8601 3388. We have appointed Cogency Global Inc., located at 10 E. 40th Street, 10th Floor, New York, NY 10016, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States in connection with an offering of securities registered by the registration statement of which this prospectus is a part.

Additional information with respect to our company is included in the documents incorporated by reference in this prospectus, including (i) our annual report on Form 20-F for the fiscal year ended December 31, 2019 filed with the SEC on March 25, 2020 (File No. 001-38751) and (ii) our current report on Form 6-K furnished to the SEC on August 24, 2020 (File No. 001- 38751). See “Incorporation of Certain Documents by Reference” in this prospectus.

RISK FACTORS

Investing in our debt securities involves risk. Before you decide to buy our debt securities, you should carefully consider the risks described in our annual report on Form 20-F for the fiscal year ended December 31, 2019, which is incorporated herein by reference, as well as the risks that are described in the applicable prospectus supplement and in other documents incorporated by reference into this prospectus. If any of these risks actually occurs, our business, financial condition and results of operations could suffer, and you may lose all or part of your investment.

Please see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated into this prospectus by reference.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities we offer as set forth in the applicable prospectus supplement(s).

DESCRIPTION OF DEBT SECURITIES

The following is a summary of certain general terms and provisions of the debt securities and the indenture, but they are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indenture, which has been filed as an exhibit to the registration statement of which this prospectus is a part, including the definitions of specified terms used in the indenture, and to the Trust Indenture Act of 1939, as amended, or the “Trust Indenture Act.” The particular terms of the debt securities offered by any prospectus supplement and the extent these general provisions may apply to the debt securities will be described in the applicable prospectus supplement. The terms of the debt securities will include those set forth in the indenture, any related documents and those made a part of the indenture by the Trust Indenture Act. You should read the summary below, the applicable prospectus supplement and the provisions of the indenture and any related documents before investing in our debt securities.

The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

•	the title and any limit on the aggregate principal amount of the debt securities;

•	whether the debt securities will be secured or unsecured;

•	whether the debt securities are senior or subordinated debt securities and, if subordinated, the terms of such subordination;

•	the percentage or percentages of principal amount at which such debt securities will be issued;

•	the interest rate(s) or the method for determining the interest rate(s);

•	the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	the record dates for the determination of holders to whom interest is payable or the method for determining such dates;

•	the dates on which the debt securities may be issued, the maturity date and other dates of payment of principal;

•	redemption or early repayment provisions;

•	authorized denominations if other than denominations of $2,000 and multiples of $1,000 in excess thereof;

•	the form of the debt securities;

•	amount of discount or premium, if any, with which such debt securities will be issued;

•	whether such debt securities will be issued in whole or in part in the form of one or more global securities;

•	the identity of the depositary for global securities;

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whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

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the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the particular debt securities being issued;

•	any provisions for the defeasance of the particular debt securities being issued in whole or in part;

•	any addition or change in the provisions related to satisfaction and discharge;

•	any restriction or condition on the transferability of the debt securities;

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which the purchaser of the debt securities can select the payment currency;

•	the securities exchange(s) or automated quotation system(s) on which the securities will be listed or admitted to trading, as applicable, if any;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

•	place or places where we may pay principal, premium, if any, and interest and where holders may present the debt securities for registration of transfer, exchange or conversion;

•	place or places where notices and demands relating to the debt securities and the indentures may be made;

•	if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities that is payable upon declaration of acceleration of maturity;

•	any index or formula used to determine the amount of payments of principal of, premium (if any) or interest on the debt securities and the method of determining these amounts;

•	any provisions relating to compensation and reimbursement of the trustee;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events; and

•	additional terms not inconsistent with the provisions of the indenture, except as permitted by the terms of the indenture.

General

We may sell the debt securities, including original issue discount securities, at par or at greater than de minimis discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the indenture. Such additional debt securities will have the same terms and conditions as the applicable series of debt securities in all respects (or in all respects except for the issue date, the issue price or the first payment of interest), and will vote together as one class on all matters with respect to such series of debt securities. We shall not issue any additional debt securities with the same CUSIP, ISIN or other identifying number as outstanding debt securities of any series issued hereunder unless the additional debt securities are fungible with such outstanding debt securities of such series for U.S. federal income tax purposes. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Form, Exchange and Transfer

The debt securities will be issued in fully registered form without interest coupons and, unless otherwise indicated in the applicable prospectus supplement, in minimum denominations of US$2,000 and integral multiples of US$1,000 in excess thereof.

The entity performing the role of maintaining the list of registered holders is called the “registrar.” The registrar acts as our agent for registering debt securities in the names of holders and transferring registered debt securities. You may exchange or transfer your registered debt securities at the specified office of the registrar. We may also arrange for additional registrars, and may change registrars. We may also choose to act as our own registrar.

You will not be required to pay a service charge for any registration of transfer or exchange of debt securities, but you may be required to pay any tax or other governmental charge associated with the registration of transfer or exchange. The registration of transfer or exchange of a registered debt security will only be made if you have duly endorsed the debt security or provided the registrar with a written instrument of transfer satisfactory in form to the registrar.

Payment and Paying Agents

If your debt securities are in definitive registered form, we will pay interest to you if you are listed in the registrar’s records as a direct holder at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt securities on the interest due date. That particular day is called the “record date” and will be stated in the applicable prospectus supplement.

We will pay interest, principal, additional amounts and any other money due on global registered debt securities pursuant to the applicable procedures of the depositary or, if the debt securities are not in global form, at offices maintained for that purpose in New York, New York. These offices are called “paying agents.” If your debt securities are not in global form, we may choose to act as our own paying agent and pay interest by mailing checks or by wire transfer. We may also arrange for additional payment agents, and may change these agents, including our use of the trustee’s corporate trust office. We may also choose to act as our own paying agent.

Regardless of who acts as paying agent, all money that we pay as principal, premium or interest to a paying agent, or then held by us in trust, that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us, or if then held by us, discharged from trust. After that two-year period, direct holders may look only to us for payment and not to the trustee, any paying agent or anyone else.

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

Payment of Additional Amounts

All payments of principal, premium and interest made by us in respect of the debt securities of each series will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (“Taxes”) imposed or levied by or within the Cayman Islands, Hong Kong, the PRC or any jurisdiction where we or our paying agent are otherwise considered by a taxing authority to be a resident for tax purposes (in each case, including any political subdivision or any authority therein or thereof having power to tax) (the “Relevant Jurisdiction”), unless such withholding or deduction of such Taxes is required by law. If we are required to make such withholding or deduction, we will pay such additional amounts (“Additional Amounts”) as will result in receipt by each holder of any debt securities of such amounts as would have been received by such holder had no such withholding or deduction of such Taxes been required, except that no such Additional Amounts shall be payable:

(i) in respect of any such Taxes that would not have been imposed, deducted or withheld but for the existence of any connection (whether present or former) between the holder or beneficial owner of a debt security and the Relevant Jurisdiction other than merely holding such debt security or receiving principal, premium (if any) or interest in respect thereof (including such holder or beneficial owner being or having been a national, domiciliary or resident of such Relevant Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein);

(ii) in respect of any debt security presented for payment (where presentation is required) more than 30 days after the relevant date, except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting the same for payment on the last day of such 30-day period. For this purpose, the “relevant date” in relation to any debt security means the later of (a) the due date for such payment or (b) the date such payment was made or duly provided for;

(iii) in respect of any Taxes that would not have been imposed, deducted or withheld but for a failure of the holder or beneficial owner of a debt security to comply with a timely request by us addressed to the holder to provide information concerning such holder’s or beneficial owner’s nationality, residence, identity or connection with any Relevant Jurisdiction, if and to the extent that due and timely compliance with such request is required under the tax laws of such jurisdiction in order to reduce or eliminate any withholding or deduction as to which Additional Amounts would have otherwise been payable to such holder;

(iv) in respect of any Taxes imposed as a result of a debt security being presented for payment (where presentation is required) in the Relevant Jurisdiction, unless such debt security could not have been presented for payment elsewhere;

(v) in respect of any estate, inheritance, gift, sale, transfer, personal property or similar Taxes;

(vi) to any holder of a debt security that is a fiduciary, partnership or person other than the sole beneficial owner of any payment to the extent that such payment would be required to be included in the income under the laws of a Relevant Jurisdiction, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, or a member of that partnership or a beneficial owner who would not have been entitled to such Additional Amounts had that beneficiary, settlor, partner or beneficial owner been the holder thereof;

(vii) with respect to any withholding or deduction that is imposed in connection with Sections 1471-1474 of the U.S. Internal Revenue Code of 1986, as amended, and current or future U.S. Treasury regulations thereunder (“FATCA”), any agreement with the Internal Revenue Service implementing or relating to FATCA, any intergovernmental agreement between the United States and any other jurisdiction implementing or relating to FATCA;

(viii) any such Taxes payable otherwise than by deduction or withholding from payments under or with respect to any debt security; or

(ix) any combination of Taxes referred to in the preceding items (i) through (viii) above.

In the event that any withholding or deduction for or on account of any Taxes is required and Additional Amounts are payable with respect thereto, at least 10 business days prior to each date of payment of principal of, premium (if any) or interest on the debt securities of any series, we will furnish to the trustee and the paying agent, if other than the trustee, an officers’ certificate specifying the amount required to be withheld or deducted on such payments to such holders, certifying that we shall pay such amounts required to be withheld to the appropriate governmental authority and certifying to the fact that the Additional Amounts will be payable and the amounts so payable to each holder, and that we will pay to the trustee or such paying agent the Additional Amounts required to be paid; provided that no such officers’ certificate will be required prior to any date of payment of principal of, premium (if any) or interest on such debt securities if there has been no change with respect to the matters set forth in a prior officers’ certificate. The trustee and each paying agent shall be entitled to conclusively rely on the fact that any officers’ certificate contemplated by this paragraph has not been furnished as evidence of the fact that no withholding or deduction for or on account of any Taxes is required. We covenant to indemnify the trustee and any paying agent for and to hold them harmless against any loss, liability or reasonably incurred expense without fraudulent activity, gross negligence or willful misconduct on their part arising out of or in connection with actions taken or omitted by any of them in reliance on any such officers’ certificate furnished pursuant to this paragraph or on the fact that any officers’ certificate contemplated by this paragraph has not been furnished.

Whenever there is mentioned, in any context, the payment of principal, premium or interest in respect of any debt security, such mention shall be deemed to include the payment of Additional Amounts provided for in the indenture, to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the indenture.

The foregoing provisions shall apply in the same manner with respect to the jurisdiction in which any successor Person to us or its paying agent is organized or resident for tax purposes or any authority therein or thereof having the power to tax (a “Successor Jurisdiction”), substituting such Successor Jurisdiction for the Relevant Jurisdiction.

Our obligation to make payments of Additional Amounts under the terms and conditions described above will survive any termination, defeasance or discharge of the indenture.

Tax Redemption

Each series of debt securities may be redeemed at any time, at our option, in whole but not in part, upon written notice as described below, at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to, but not including, the date fixed for redemption, if (i) as a result of any change in, or amendment to, the laws or regulations of the Relevant Jurisdiction (or, in the case of Additional Amounts payable by a successor Person to us, the applicable Successor Jurisdiction), or any change in the official application or official interpretation of, or the stating of an official position with respect to, such laws or regulations (including a holding by a court of competent jurisdiction), which change or amendment becomes effective on or after the issue date of the first tranche of the applicable series of debt securities (or, in the case of Additional Amounts payable by a successor Person to us that is not organized or tax resident in a jurisdiction that was already a Relevant Jurisdiction prior to the date of succession, the date on which such successor Person to us became a successor to us pursuant to the applicable provisions of the indenture) (a “Tax Change”), we or any such successor Person to us is, or would be, obligated to pay Additional Amounts upon the next payment of principal, premium (if any) or interest in respect of such debt securities and (ii) such obligation cannot be avoided by us or any such successor Person to us taking reasonable measures available to it, provided that changing our or such successor Person’s jurisdiction is not a reasonable measure for purposes of this section.

Prior to the giving of any notice of redemption of debt securities pursuant to the foregoing, we or any such successor Person to us shall deliver to the trustee (i) a notice of such redemption election, (ii) an opinion of external legal counsel or an opinion of an independent tax consultant to the effect that we or any such successor Person to us is, or would become, obligated to pay such Additional Amounts as the result of a Tax Change and (iii) an officers’ certificate from us or any such successor Person to us, stating that such amendment or change has occurred, and stating that such requirement cannot be avoided by us or any such successor Person to us taking reasonable measures available to it. The trustee shall be entitled to rely conclusively upon such certificate and opinion as sufficient evidence of the conditions precedent described above, in which event it shall be conclusive and binding on the relevant holders.

Notice of redemption of debt securities as provided above shall be given to the holders and the trustee not less than 30 nor more than 60 days prior to the date fixed for redemption; provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which we or any such successor Person to us would be required to pay Additional Amounts if a payment in respect of such debt securities was then due. Notice having been given, the debt securities of that series shall become due and payable on the date fixed for redemption and will be paid at the redemption price, together with accrued and unpaid interest, if any, to, but not including, the date fixed for redemption, at the place or places of payment and in the manner specified in that series of the debt securities. From and after the redemption date, if moneys for the redemption of such debt securities shall have been made available as provided in the indenture for redemption on the redemption date, the debt securities of such series shall cease to bear interest, and the only right of the holders of such debt securities shall be to receive payment of the redemption price and accrued and unpaid interest, if any, to, but not including, the date fixed for redemption.

Open Market Purchases

We or any of our Controlled Entities may, in accordance with all applicable laws and regulations, at any time purchase the debt securities issued under the indenture in the open market or otherwise at any price, so long as such purchase does not otherwise violate the terms of the indenture. The debt securities so purchased, while held by or on behalf of us or any of our Controlled Entities, shall not be deemed to be outstanding for the purposes of determining whether the holders of the requisite principal amount of outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver hereunder.

Modification and Waiver

The indenture contains provisions permitting us and the trustee, without the consent of the holders of the applicable series of debt securities, to execute supplemental indentures for certain enumerated purposes in the indenture, and, with the consent of the holders of not less than a majority in aggregate principal amount of the applicable series of debt securities then outstanding under the indenture, to add, change, eliminate or modify in any way the provisions of the indenture or any supplemental indentures or to change or modify in any manner the rights of the holders of such debt securities.

We and the trustee may not, however, without the consent of each holder of the debt securities of the applicable series affected thereby:

(i) change the Stated Maturity of any debt security;

(ii) reduce the principal amount of, payments of interest on or stated time for payment of interest on any debt security;

(iii) change any obligation of ours to pay Additional Amounts with respect to any debt security;

(iv) change the currency of payment of the principal of, premium (if any) or interest on any debt security;

(v) reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof;

(vi) impair the right to institute suit for the enforcement of any payment due on or with respect to any debt security;

(vii) reduce the percentage in principal amount of the outstanding securities of any series, the consent of whose holders is required for any supplemental indenture;

(viii) reduce the percentage of the aggregate principal amount of outstanding debt securities of that series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

(ix) modify the provisions of the indenture with respect to modification and waiver;

(x) amend, change or modify any provision of the indenture affecting the ranking of any series of debt securities in a manner which adversely affects the holders of such debt securities; or

(xi) reduce the amount of the premium payable upon the redemption or repurchase of any series of debt securities or change the time at which any series of debt securities may be redeemed or repurchased as described above under “—Tax Redemption” or as described in the applicable prospectus supplement.

The holders of not less than a majority in aggregate principal amount of the debt securities of any series then outstanding may on behalf of all holders of the debt securities of that series waive any existing or past Default or

Event of Default and its consequences under the indenture, except a continuing Default or Event of Default (i) in the payment of principal of, premium (if any) or interest on (or Additional Amount payable in respect of), the debt securities of such series then outstanding, in which event the consent of all holders of the debt securities of such series then outstanding affected thereby is required, or (ii) in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each debt security of such series then outstanding affected thereby. Any such waivers will be conclusive and binding on all holders of that series of debt securities, whether or not they have given consent to such waivers, and on all future holders of such debt securities, whether or not notation of such waivers is made upon such debt securities.

Notwithstanding the foregoing, without the consent of any holder of the securities, we and the trustee may amend the indenture and the relevant debt securities to, among other things:

(i) cure any ambiguity, omission, defect or inconsistency contained in the indenture or in any supplemental indenture; provided, however, that such amendment does not materially and adversely affect the rights of holders;

(ii) in the case of a merger or consolidation, evidence the succession of another corporation to the Company, or successive successions, and the assumption by such successor of the covenants and obligations of the Company contained in the debt securities of one or more series and in this indenture or any supplemental indenture;

(iii) comply with the rules of any applicable depositary;

(iv) secure any series of debt securities;

(v) add to the covenants and agreements of the Company, to be observed thereafter and during the period, if any, in such supplemental indenture or indentures expressed, and to add Events of Default, in each case for the protection or benefit of the holders of all or any series of the debt securities (and if such covenants, agreements and Events of Default are to be for the benefit of fewer than all series of debt securities, stating that such covenants, agreements and Events of Default are expressly being included for the benefit of such series as shall be identified therein), or to surrender any right or power herein conferred upon the Company;

(vi) make any change in any series of debt securities that does not adversely affect the legal rights under the indenture of any holder of such debt securities in any material respect;

(vii) evidence and provide for the acceptance of an appointment under the indenture of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms thereof;

(viii) conform the text of the indenture or any series of the debt securities to any provision of this “Description of Debt Securities” to the extent that such provision in this prospectus was intended to be a verbatim recitation of a provision of the indenture or such series of the debt securities as evidenced by an officers’ certificate;

(ix) make any amendment to the provisions of the indenture relating to the transfer and legending of debt securities as permitted by the indenture, including, but not limited to, facilitating the issuance and administration of any series of the debt securities or, if incurred in compliance with the indenture, additional debt securities; provided, however, that (A) compliance with the indenture as so amended would not result in any series of the debt securities being transferred in violation of the Securities Act or any applicable securities law and (B) such amendment does not materially and adversely affect the rights of holders to transfer debt securities;

(x) change or eliminate any of the provisions of the indenture; provided that any such change or elimination shall become effective only when there is no outstanding debt security of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision and as to which such supplemental indenture would apply;

(xi) make any amendment to the indenture necessary to qualify the indenture under the Trust Indenture Act;

(xii) add guarantors or co-obligors with respect to any series of debt securities; and

(xiii) establish the form and terms of debt securities of any series as permitted under the indenture, or to provide for the issuance of additional debt securities in accordance with the limitations set forth in the indenture, or to add to the conditions, limitations or restrictions on the authorized amount, terms or purposes of issue, authentication or delivery of the debt securities of any series, as herein set forth, or other conditions, limitations or restrictions thereafter to be observed.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the indenture by any holder given in connection with a tender of such holder’s debt securities will not be rendered invalid by such tender. After an amendment, supplement or waiver under the indenture becomes effective, we are required to give to the holders a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all the holders, or any defect in the notice will not impair or affect the validity of the amendment, supplement or waiver.

Any instrument given by or on behalf of any holder of a debt security of that series in connection with any consent to any such waiver will be irrevocable once given and will be conclusive and binding on all subsequent holders of such debt security.

Consolidation, Merger and Sale of Assets

The indenture provides that we may not, directly or indirectly, consolidate with or merge into any other Person in a transaction or a series of transactions in which we are not the surviving entity, or convey, transfer or lease our properties and assets substantially as an entirety to, any Person unless:

(i) we shall be the continuing person or, if we are not the continuing person, any Person formed by such consolidation or into which we are merged or to whom we have conveyed, transferred or leased our properties and assets substantially as an entirety is a corporation, partnership, trust or other entity validly existing under the laws of the Cayman Islands or Hong Kong;

(ii) such Person expressly assumes by indentures supplemental to the indenture all of our obligations under the indenture and the debt securities issued under the indenture, including the obligation to pay Additional Amounts with respect to any jurisdiction in which it is organized or resident for tax purposes, and will, if required by law to effectuate the assumption, execute a supplemental indenture which will be delivered to the trustee and will be in form and substance reasonably satisfactory to the trustee;

(iii) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

(iv) we have delivered to the trustee an officers’ certificate and an opinion of external legal counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indentures comply with the indenture and that all conditions precedent therein relating to such transaction have been complied with.

Payments for Consent

We will not, and will not permit any of our Controlled Entities to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of debt securities of any series for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the debt securities of such series unless such consideration is offered to be paid and is paid to all holders of the relevant series of debt securities that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Events of Default

Under the terms of the indenture, each of the following constitutes an Event of Default for a series of debt securities unless, as otherwise stated in the applicable prospectus supplement, it is either inapplicable to a particular series or it is specifically deleted or modified:

(i) failure to pay principal or premium in respect of any debt securities of that series by the due date for such payment;

(ii) failure to pay interest on any debt securities of that series within 30 days after the due date for such payment;

(iii) we default in the performance of or breach our obligations under the “—Consolidation, Merger and Sale of Assets” covenant;

(iv) we default in the performance of, or breach, any covenant or agreement in the indenture or under the debt securities of that series (other than a default specified in clause (i), (ii) or (iii) above) and such default or breach continues for a period of 30 consecutive days after written notice by the trustee or the holders of 25% or more in aggregate principal amount of the debt securities of that series then outstanding;

(v) (a) there occurs with respect to any of our indebtedness or indebtedness of any of our Principal Controlled Entities, whether such indebtedness now exists or shall hereafter be created, (A) an event of default that has resulted in the holder thereof declaring the principal of such indebtedness to be due and payable prior to its stated maturity or (B) a failure to make a payment of principal, interest or premium when due (after giving effect to the expiration of any applicable grace period therefor, a “Payment Default”), in each case, such default continues for more than 30 days after the expiration of any grace period or extension of time for payment applicable thereto; provided that any such Event of Default shall be deemed cured and not continuing upon payment of such indebtedness, rescission of such declaration of acceleration, or waiver or with consent of the applicable lender; and (b) the outstanding principal amount of such indebtedness, together with the outstanding principal amount of any other indebtedness of such Persons under which there has been a Payment Default or the maturity of which has been so accelerated, is equal to or exceeds the greater of (x) US$100,000,000 (or the Dollar Equivalent thereof) and (y) 2.5% of our Total Equity;

(vi) one or more final judgments or orders for the payment of money are rendered against us or any of our Principal Controlled Entities and are not paid or discharged, and there is a period of 90 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons (net of any amounts that our insurance carriers have paid or agreed to pay with respect thereto under applicable policies) to exceed the greater of (x) US$100,000,000 (or the Dollar Equivalent thereof) and (y) 2.5% of our Total Equity, during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;

(vii) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of us or any of our Principal Controlled Entities in an involuntary case or proceeding under any applicable bankruptcy, insolvency or other similar law or (ii) a decree or order adjudging us or any of our Principal Controlled Entities bankrupt or insolvent, or approving as final and non-appealable a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of us or any of our Principal Controlled Entities under any applicable bankruptcy, insolvency or other similar law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator, or other similar official of us or any of our Principal Controlled Entities or of any substantial part of their respective property, or ordering the winding up or liquidation of their respective affairs (or any similar relief granted under any foreign laws), and in any such case the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive calendar days;

(viii) the commencement by us or any of our Principal Controlled Entities of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency or other similar law or of any other case or proceeding to be adjudicated bankrupt or insolvent, or the consent by us or any Principal Controlled Entity to the entry of a decree or order for relief in respect of us or any of our Principal Controlled Entities in an involuntary case or proceeding under any applicable bankruptcy, insolvency or other similar law or the commencement of any bankruptcy or insolvency case or proceeding against us or any Principal Controlled Entity, or the filing by us or any Principal Controlled Entity of a petition or answer or consent seeking reorganization or relief with respect to us or any of our Principal Controlled Entities under any applicable bankruptcy, insolvency or other similar law, or the consent by us or any Principal Controlled Entity to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator, or other similar official of us or any of our Principal Controlled Entities or of any substantial part of their respective property pursuant to any such law, or the making by us or any of our Principal Controlled Entities of a general assignment for the benefit of creditors in respect of any indebtedness as a result of an inability to pay such indebtedness as it becomes due, or the admission by us or any of our Principal Controlled Entities in writing of our inability to pay our debts generally as they become due, or the taking of corporate action by us or any of our Principal Controlled Entities that resolves to commence any such action;

(ix) the debt securities of that series or the indenture is or becomes or is claimed by us to be unenforceable, invalid or ceases to be in full force and effect otherwise than is permitted by the indenture; and

(x) any other event of default described in the applicable prospectus supplement.

However, a default under clause (iv) of the preceding paragraph will not constitute an Event of Default until the trustee or the holders of 25% or more in aggregate principal amount of the debt securities of that series then outstanding provide written notice to us of the default and we do not cure such default within the time specified in clause (iv) of the preceding paragraph after receipt of such notice.

If an Event of Default (other than an Event of Default described in clauses (vii) and (viii) above) shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding by written notice as provided in the indenture may, and the trustee, upon written instructions from holders of at least 25% aggregate in principal amount of the debt securities of that series (then outstanding and subject to receipt of pre-funding, security and/or indemnity), to its satisfaction, shall declare the unpaid principal amount of such debt securities and any accrued and unpaid interest and premium (if any) thereon (and any Additional Amount payable in respect thereof) to be due and payable immediately upon receipt of such notice.

If an Event of Default in clause (v) above shall occur, the declaration of acceleration of the debt securities shall be automatically annulled if the default triggering such Event of Default pursuant to clause (v) shall be remedied or cured by us or any of our Principal Controlled Entities or waived by the holders of the relevant indebtedness within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the debt securities of that series would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all Events of Default, other than the non-payment of principal, premium (if any) or interest on the debt securities of that series that became due solely because of the acceleration of the debt securities of that series, have been cured or waived. If an Event of Default in clauses (vii) or (viii) above shall occur, the unpaid principal amount of all the debt securities then outstanding and any accrued and unpaid interest thereon will automatically, and without any declaration or other action by the trustee or any holder of such debt securities, become immediately due and payable. After a declaration of acceleration but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of at least a majority in aggregate principal amount of the debt securities of that series then outstanding may, under certain circumstances, waive all past defaults and rescind and annul such acceleration if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all Events of Default, other than the non-payment of principal, premium, if any, or interest on such debt securities that became due solely because of the acceleration of such debt securities, have been cured or waived. For information as to waiver of defaults, see “—Modification and Waiver.”

In case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the indenture or enforce any provisions of the Indenture or the debt securities at the request, order or direction of any of the holders of debt securities, unless the requisite number of holders shall have instructed the trustee in writing and offered to the trustee pre-funding, security and/or indemnity satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby. Subject to certain provisions, including those requiring pre-funding, security and/or indemnification of the trustee, the holders of a majority in aggregate principal amount of the debt securities of a series then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or the debt securities, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such holder has previously given to the trustee written notice of a continuing Event of Default with respect to the debt securities of that series, (ii) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding have made written request to the trustee to institute such proceeding, (iii) such holder or holders have offered pre-funding, security and/or indemnity satisfactory to the trustee and (iv) the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding a written direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of the right to receive payment of the principal of, premium (if any) or interest on such debt security on or after the applicable due date specified in such debt security.

Legal Defeasance and Covenant Defeasance

The indenture will provide that we may at our option and at any time elect to have all of our obligations discharged with respect to the outstanding debt securities of a series (“Legal Defeasance”) except for:

(1)

the rights of holders of the debt securities of that series that are then outstanding to receive payments in respect of the principal of, or interest or premium on such debt securities when such payments are due from the trust referred to below;

(2)

our obligations with respect to the debt securities of that series concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee for the debt securities of that series, and our obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance (as defined below) provisions of the indenture for the debt securities of that series.

The indenture will provide that, we may, at our option and at any time, elect to have our obligations with respect to the outstanding debt securities of a series released with respect to certain covenants (including our obligations under the headings “Consolidation, Merger and Sale of Assets” and “Payments for Consents”) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under the caption “—Events of Default” will no longer constitute an Event of Default.

The indenture will also provide that, in order to exercise either Legal Defeasance or Covenant Defeasance:

(1)

we must irrevocably deposit with the trustee or its agent, in trust, for the benefit of the holders of all debt securities of that series subject to Legal Defeasance or Covenant Defeasance, cash in U.S. dollars, U.S. Government Obligation, or a combination of cash in U.S. dollars and U.S. Government Obligation, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, or interest and premium on such notes that are then outstanding on the Stated Maturity or on the applicable redemption date, as the case may be, and we must specify whether such debt securities are being defeased to maturity or to a particular redemption date;

(2)

in the case of Legal Defeasance, we must deliver to the trustee an opinion of legal counsel confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of legal counsel will confirm that, the beneficial owners of the then outstanding debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)

in the case of Covenant Defeasance, we must deliver to the trustee an opinion of legal counsel confirming that the beneficial owners of the then outstanding debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)

no Default or Event of Default with respect to the debt securities of that series must have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5)

we must deliver to the trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the holders of debt securities of that series over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or others; and

(6)

we must deliver to the trustee an officers’ certificate and an opinion of legal counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect with respect to debt securities of a series when:

(1)	either:

(a)

all debt securities of that series that have been authenticated, except lost, stolen or destroyed debt securities that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the registrar for cancelation; or

(b)

all debt securities of that series that have not been delivered to the registrar for cancelation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and we have irrevocably deposited or caused to be deposited with the trustee or its agent as trust funds in trust solely for the benefit of the holders of the debt securities of such series, cash in U.S. dollars, U.S. Government Obligation, or a combination of cash in U.S. dollars and U.S. Government Obligation, in amounts as will be sufficient (in the case of a deposit not entirely in cash, in the opinion of an internationally recognized investment bank, appraisal firm or firm of independent public accountants), without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on such debt securities not delivered to the registrar for cancelation for principal, premium and accrued interest to the date of maturity or redemption;

(2)

no Default or Event of Default under the indenture has occurred and is continuing with respect to the debt securities of that series on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which we are a party or by which we are bound;

(3)	we have paid or caused to be paid all sums payable by us under the indenture with respect to the debt securities of that series; and

(4)

we have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the debt securities of that series at maturity or the redemption date, as the case may be.

In addition, we shall deliver an officers’ certificate and an opinion of legal counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

The trustee under the indenture is The Bank of New York Mellon, a banking corporation organized and existing under the laws of the State of New York with limited liability. Pursuant to the indenture, the trustee will be designated by us as the initial paying and transfer agent and registrar for the debt securities. The corporate trust office of the trustee is currently located at 240 Greenwich Street, New York, New York 10286, United States of America.

The indenture provides that the trustee, except during the continuance of an Event of Default, undertakes to perform such duties and only such duties as are specifically set forth therein. If an Event of Default has occurred and is continuing, the trustee will exercise such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

Whenever the trustee shall have discretion or permissive power in accordance with the indenture or the law, the trustee may decline to exercise the same in the absence of approval by the requisite number of holders and shall have no obligation to exercise the same unless it has received pre-funding, been indemnified and/or provided with security to its satisfaction against all actions, proceedings, claims, actions or demands to which it may render itself liable and all costs, damages, charges, expenses and liabilities which it may incur by so doing. The trustee in its various capacities shall in no event be responsible for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit, goodwill or opportunity), whether or not foreseeable, even if the trustee has been advised of the possibility of such loss or damage and regardless of the form of action.

Subject to the terms of the indenture and the Trust Indenture Act, the trustee is permitted to engage in other transactions with the Company and its affiliates and can profit therefrom without being obliged to account for such profit; and the trustee shall not be under any obligation to monitor any conflict of interest, if any, which may arise between itself and such other parties. The trustee may have interest in, or may be providing, or may in the future provide financial services to other parties.

Currency Indemnity

To the fullest extent permitted by law, our obligations to any holder of debt securities under the indenture or the applicable series of debt securities, as the case may be, shall, notwithstanding any judgment in a currency (the

“Judgment Currency”) other than U.S. dollars (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such holder or the trustee, as the case may be, of any amount in the Judgment Currency, such holder or the trustee, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the amount originally to be paid to such holder or the trustee, as the case may be, in the Agreement Currency, we agree, as a separate obligation and notwithstanding such judgment, to pay the difference and if the amount of the Agreement Currency so purchased exceeds the amount originally to be paid to such holder, such holder or the trustee, as the case may be, agrees to pay to or for our account such excess, provided that such holder shall not have any obligation to pay any such excess as long as a default by us in our obligations under the indenture or the debt securities of such series has occurred and is continuing, in which case such excess may be applied by such holder to such obligations.

Notices

Notices to holders of debt securities will be mailed to them (or the first named of joint holders) by first class mail (or, if first class mail is unavailable, by airmail) at their respective addresses in the register.

Governing Law and Consent to Jurisdiction

The indenture and the debt securities will be governed by and will be construed in accordance with the laws of the State of New York. We have agreed that any action arising out of or based upon the indenture may be instituted in any U.S. federal or New York State court located in the Borough of Manhattan, the City of New York, and have irrevocably submitted to the non-exclusive jurisdiction of any such court in any such action. We have appointed Cogency Global Inc. located at 10 E. 40th Street, 10th Floor New York, NY 10016, as our agent upon which process may be served in any such action.

We have agreed that, to the extent that we are or become entitled to any sovereign or other immunity, we will waive such immunity in respect of our obligations under the indenture.

Certain Definitions

Set forth below are definitions of certain of the terms used herein. Additional terms are defined elsewhere above or in the indenture.

“Business Day” means a day other than a Saturday, Sunday or a day on which banking institutions or trust companies in the City of New York, Hong Kong or Beijing are authorized or obligated by law, regulation or executive order to remain closed.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Shares and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible or exchangeable into such equity.

“Company” means Tencent Music Entertainment Group.

“Consolidated Affiliated Entity” of any Person means any corporation, association or other entity which is or is required to be consolidated with such Person under IFRS 10: Consolidated Financial Statements, IFRS 11: Joint Arrangements and IFRS 12: Disclosure of Interests in Other Entities issued by the International Accounting Standards Board (including any changes, amendments or supplements thereto) or, if such Person prepares its financial statements in accordance with accounting principles other than International Financial Reporting Standards, the equivalent of IFRS 10: Consolidated Financial Statements, IFRS 11: Joint Arrangements and IFRS 12: Disclosure of Interests in Other Entities issued by the International Accounting Standards Board under such accounting principles. Unless otherwise specified herein, each reference to a Consolidated Affiliated Entity will refer to a Consolidated Affiliated Entity of ours.

“Controlled Entity” of any Person means a Subsidiary or a Consolidated Affiliated Entity of such Person.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the base rate for the purchase of U.S. dollars with the applicable foreign currency as quoted by the Federal Reserve Bank of New York on the date of determination.

“holder” in relation to a debt security, means the Person in whose name a debt security is registered in the security register for the registration and the registration of transfer or of exchange of the applicable series of securities.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Person” means any individual, corporation, firm, limited liability company, partnership, joint venture, undertaking, association, joint stock company, trust, unincorporated organization, trust, state, government or any agency or political subdivision thereof or any other entity (in each case whether or not being a separate legal entity).

“PRC” means the People’s Republic of China, excluding, for purposes of this definition, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Preferred Shares,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends upon liquidation, dissolution or winding up.

“Principal Controlled Entities” at any time shall mean one of our Controlled Entities:

(i)	as to which one or more of the following conditions is/are satisfied:

(a)

its total revenue or (in the case of one of our Controlled Entities which has one or more Controlled Entities) consolidated total revenue attributable to us is at least 10% of our consolidated total revenue;

(b)

its net profit or (in the case of one of our Controlled Entities which has one or more Controlled Entities) consolidated net profit attributable to us (in each case before taxation and exceptional items) is at least 10% of our consolidated net profit (before taxation and exceptional items); or

(c)

its net assets or (in the case of one of our Controlled Entities which has one or more Controlled Entities) consolidated net assets attributable to us (in each case after deducting minority interests in Subsidiaries) are at least 10% of our consolidated net assets (after deducting minority interests in Subsidiaries);

all as calculated by reference to the then latest audited financial statements (consolidated or, as the case may be, unconsolidated) of our Controlled Entity and our then latest audited consolidated financial statements;

provided that, in relation to paragraphs (a), (b) and (c) above:

(1)

in the case of a corporation or other business entity becoming a Controlled Entity after the end of the financial period to which our latest consolidated audited accounts relate, the reference to our then latest consolidated audited accounts and our Controlled Entities for the purposes of the calculation above shall, until our consolidated audited accounts for the financial period in which the relevant corporation or other business entity becomes a Controlled Entity are issued, be deemed to be a reference to the then latest consolidated audited accounts of us and our Controlled Entities adjusted to consolidate the latest audited accounts (consolidated in the case of a Controlled Entity which itself has Controlled Entities) of such Controlled Entity in such accounts;

(2)

if at any relevant time in relation to us or any Controlled Entity which itself has Controlled Entities, no consolidated accounts are prepared and audited, total revenue, net profit or net assets of us and/or any such Controlled Entity shall be determined on the basis of pro forma consolidated accounts prepared for this purpose by or on behalf of us;

(3)

if at any relevant time in relation to any Controlled Entity, no accounts are audited, its net assets (consolidated, if appropriate) shall be determined on the basis of pro forma accounts (consolidated, if appropriate) of the relevant Controlled Entity prepared for this purpose by or on behalf of us; and

(4)

if the accounts of any Controlled Entity (not being a Controlled Entity referred to in proviso (1) above) are not consolidated with our accounts, then the determination of whether or not such Controlled Entity is a Principal Controlled Entity shall be based on a pro forma consolidation of its accounts (consolidated, if appropriate) with our consolidated accounts (determined on the basis of the foregoing); or

(ii) to which is transferred all or substantially all of the assets of a Controlled Entity which immediately prior to the transfer was a Principal Controlled Entity; provided that, with effect from such transfer, the Controlled Entity which so transfers its assets and undertakings shall cease to be a Principal Controlled Entity (but without prejudice to paragraph (i) above) and the Controlled Entity to which the assets are so transferred shall become a Principal Controlled Entity.

An officers’ certificate delivered to the trustee certifying in good faith as to whether or not a Controlled Entity is a Principal Controlled Entity shall be conclusive in the absence of manifest error and the trustee shall be entitled to rely conclusively upon such officers’ certificate (without further investigation or enquiry) and shall not be liable to any person for so accepting and relying on such officers’ certificate.

“Stated Maturity” means, when used with respect to any debt security or any installment of interest thereon, the date specified in such debt security as the fixed date on which the principal (or any portion thereof) of or premium, if any, on such debt security or such installment of interest is due and payable.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), voting at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Total Equity” as of any date, means the total equity attributable to our shareholders on a consolidated basis determined in accordance with IFRS, as shown on our consolidated balance sheet for the most recent fiscal quarter.

“U.S. Government Obligations” means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depositary receipt.

LEGAL OWNERSHIP OF DEBT SECURITIES

In this prospectus and the applicable prospectus supplement, when we refer to the “holders” of debt securities as being entitled to specified rights or payments, we mean only the actual legal holders of the debt securities. While you will be the holder if you hold a security registered in your name, more often than not the registered holder will actually be a broker, bank, other financial institution or, in the case of a global security, a depositary. Our obligations, as well as the obligations of the trustee, any paying and transfer agent, any registrar, any depositary and any third parties employed by us or the other entities listed above, run only to persons who are registered as holders of our debt securities, except as may be specifically provided for in a contract governing the debt securities. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but does not do so.

Street Name and Other Indirect Holders

Holding debt securities in accounts at banks or brokers is called holding in “street name.” If you hold our debt securities in street name, we will recognize only the bank or broker, or the financial institution that the bank or broker uses to hold the debt securities, as a holder. These intermediary banks, brokers, other financial institutions and depositaries pass along principal, interest, dividends and other payments, if any, on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. This means that if you are an indirect holder, you will need to coordinate with the institution through which you hold your interest in a security in order to determine how the provisions involving holders described in this prospectus and any applicable prospectus supplement will actually apply to you. For example, if the debt security in which you hold a beneficial interest in street name can be repaid at the option of the holder, you cannot redeem it yourself by following the procedures described in the prospectus supplement relating to that security. Instead, you would need to cause the institution through which you hold your interest to take those actions on your behalf. Your institution may have procedures and deadlines different from or additional to those described in the applicable prospectus supplement.

If you hold our debt securities in street name or through other indirect means, you should check with the institution through which you hold your interest in a security to find out, among other things:

•	how it handles payments and notices with respect to the debt securities;

•	whether it imposes fees or charges;

•	how it handles voting, if applicable;

•	how and when you should notify it to exercise any rights or options that may exist under the debt securities on your behalf;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Global Securities

A global security is a special type of indirectly held security. If we issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the “depositary.” Any person wishing to own a security issued in global form must do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the depositary. The applicable prospectus supplement will indicate whether the debt securities will be issued only as global securities.

As an indirect holder, your rights relating to a global security will be governed by the account rules of your financial institution and of the depositary, as well as general laws relating to securities transfers. We will not recognize you as a holder of the debt securities and instead will deal only with the depositary that holds the global security.

You should be aware that if our debt securities are issued only in the form of global securities:

•	you cannot have the debt securities registered in your own name;

•	you cannot receive physical certificates for your interest in the debt securities;

•	you will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities;

•

you may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their debt securities in the form of physical certificates;

•

the depositary’s policies will govern payments, dividends, transfers, exchange and other matters relating to your interest in the global security. We, the trustee and any agent have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We, the trustee, any paying and transfer agent and any registrar also do not supervise the depositary in any way; and

•	the depositary will require that interests in a global security be purchased or sold within its system using same-day funds for settlement.

In a few special situations described below, a global security representing our debt securities will terminate and interests in it will be exchanged for physical certificates representing the debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to you. You must consult your bank or broker to find out how to have your interests in the debt securities transferred to your name if you wish to become a direct holder.

Unless we specify otherwise in the applicable prospectus supplement, the special situations for termination of a global security representing our debt securities are:

•

the depositary has notified us that it is unwilling or unable to continue as depositary for such global security or the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, at a time when such depositary is required to be so registered in order to act as depositary, and in each case we do not or cannot appoint a successor depositary within 90 days; or

•	upon request by holders, in case that an event of default with respect to the debt securities of the applicable series has occurred and is continuing.

The applicable prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by that prospectus supplement. When a global security terminates, the depositary (and not us, the trustee, any paying and transfer agent or any registrar) is responsible for deciding the names of the institutions that will be the initial direct holders.

ENFORCEABILITY OF CIVIL LIABILITIES

Cayman Islands

We were incorporated in the Cayman Islands in order to enjoy the following benefits:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

•	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. A majority of our directors and executive officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for an investor to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc. as our agent upon whom process may be served in any action brought against us under the securities laws of the United States in connection with an offering of securities registered by the registration statement of which this prospectus is a part.

Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, and Han Kun Law Offices, our counsel as to PRC law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Maples and Calder (Hong Kong) LLP has advised us that there is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits in the circumstances described below. Maples and Calder (Hong Kong) LLP further advised us that a judgment obtained in the United States will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (1) is given by a foreign court of competent jurisdiction; (2) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (3) is final; (4) is not in respect of taxes, a fine or a penalty; and (5) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. The Grand Court of the Cayman Islands may stay proceedings if concurrent proceedings are being brought elsewhere. Neither the United States nor the PRC has a treaty with the Cayman Islands providing for reciprocal recognition and enforcement of judgments of courts of the United States or the PRC, respectively, in civil and commercial matters.

Han Kun Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus from time to time in one or more of the following ways:

•	to or through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

The prospectus supplement with respect to the offered securities will describe the terms of the offering, including the following:

•	the name or names of any underwriters, dealers or agents;

•	any public offering price;

•	the proceeds from such sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

We may distribute the securities from time to time in one or more of the following ways:

•	at a fixed price or prices, which may be changed;

•	at prices relating to prevailing market prices at the time of sale;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

By Underwriters or Dealers

If we use underwriters for the sale of securities, they will acquire securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we otherwise state in the applicable prospectus supplement, various conditions will apply to the underwriters’ obligation to purchase securities, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. The underwriter or underwriters of a particular underwritten offering of securities, or, if an underwriting syndicate is used, the managing underwriter or underwriters, will be set forth on the cover of the applicable prospectus supplement.

If we use dealers in the sale, unless we otherwise indicate in the applicable prospectus supplement, we will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

By Agents

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis. Any agent involved will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement.

Direct Sales

We may also sell securities directly without using agents, underwriters, or dealers.

General Information

We may enter into agreements with underwriters, dealers and agents that entitle them to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may be customers of, may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents used in the offer or sale of securities will be identified and their compensation described in an applicable prospectus supplement.

LEGAL MATTERS

We are being represented by Davis Polk & Wardwell with respect to legal matters of United States federal securities and New York State law, by Maples and Calder (Hong Kong) LLP with respect to legal matters of Cayman Islands law and by Han Kun Law Offices with respect to legal matters of PRC law. The underwriters are being represented by Latham & Watkins LLP with respect to legal matters of United States federal securities and New York State law and Zhong Lun Law Firm with respect to legal matters of PRC law. The validity of the debt securities will be passed upon for us by Davis Polk & Wardwell and for the underwriters by Latham & Watkins LLP. Davis Polk & Wardwell may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Han Kun Law Offices with respect to matters governed by PRC law, and Latham & Watkins LLP may rely upon Zhong Lun Law Firm with respect to matters governed by PRC law. Legal matters in connection with the debt securities to be offered hereby will be passed upon for any underwriters or agents by counsel to be named in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The offices of PricewaterhouseCoopers Zhong Tian LLP are located at 6/F DBS Bank Tower, 1318 Lu Jia Zui Ring Road, Pudong New Area, Shanghai 200120, People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act, and in accordance with the Exchange Act, we file annual reports and other information with the SEC. Information we file with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov.

This prospectus is part of a registration statement we have filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, or between information incorporated by reference into this prospectus from different documents, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2019, on March 25, 2020 (File No. 001-38751);

•	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus;

•	our current report on Form 6-K furnished to the SEC on August 24, 2020 (File No. 001- 38751); and

•	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Tencent Music Entertainment Group

17/F, Matsunichi Building, Kejizhongyi Road

Midwest District of Hi-tech Park

Nanshan District, Shenzhen, 518057

the People’s Republic of China

+86-755-8601-3388

Attention: Investor Relations

US$800,000,000

Tencent Music Entertainment Group

US$300,000,000 1.375% Notes due 2025

US$500,000,000 2.000% Notes due 2030

Joint Bookrunners and Joint Lead Managers

BofA Securities	J.P. Morgan	Goldman Sachs (Asia) L.L.C.	Morgan Stanley

Joint Lead Managers

Bank of China (Hong Kong)	Credit Suisse	Deutsche Bank	HSBC	Mizuho Securities